      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 1, 1998

                                                 REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                             NOTE EXCHANGE OFFER ON

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                 FURON COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           CALIFORNIA                          3050                          95-1947155
(STATE OR OTHER JURISDICTION OF    (PRIMARY STANDARD INDUSTRIAL           (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)         IDENTIFICATION NUMBER)

         29982 IVY GLENN DRIVE, LAGUNA NIGUEL, CA 92677 (714) 831-5350
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            DONALD D. BRADLEY, ESQ.
                                GENERAL COUNSEL
                                 FURON COMPANY
                             29982 IVY GLENN DRIVE
                        LAGUNA NIGUEL, CALIFORNIA 92677
                                 (949) 831-5350
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:
                              GARY J. SINGER, ESQ.
                             THOMAS E. WOLFE, ESQ.
                            JOSH E. CLORFEINE, ESQ.
                             O'MELVENY & MYERS LLP
                      610 NEWPORT CENTER DRIVE, SUITE 1700
                        NEWPORT BEACH, CALIFORNIA 92660
                                 (949) 760-9600

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF         AMOUNT TO BE         OFFERING PRICE          AGGREGATE            AMOUNT OF
SECURITIES TO BE REGISTERED       REGISTERED            PER SHARE         OFFERING PRICE(1)    REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
8 1/8% Senior Subordinated
  Notes due 2008...........      $125,000,000              100%              $125,000,000           $36,875
================================================================================================================

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JUNE 1, 1998.
PROSPECTUS

                               OFFER TO EXCHANGE
          8 1/8% SENIOR SUBORDINATED NOTES DUE 2008 (THE "NEW NOTES")
         FOR ALL OUTSTANDING 8 1/8% SENIOR SUBORDINATED NOTES DUE 2008
                            (THE "INITIAL NOTES") OF

                                   FURON LOGO

                            ------------------------

                  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,
              NEW YORK CITY TIME ON JUNE   , 1998 UNLESS EXTENDED.

                            ------------------------

    Furon Company (the "Company") is offering (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal"), to exchange $1,000 principal amount of its 8 1/8% Senior Subordinated Notes Due 2008 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement of which this Prospectus is a part (the "Registration Statement"), for each $1,000 principal amount of its outstanding 8 1/8% Senior Subordinated Notes Due 2008 (the "Initial Notes"), of which $125,000,000 in aggregate principal amount was issued on March 4, 1998 and is outstanding as of the date hereof. The form and terms of the New Notes are the same as the form and terms of the Initial Notes except that (i) the New Notes will have been registered under the Securities Act, and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Initial Notes under the Registration Rights Agreement (as defined), which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Initial Notes (which they replace) and will be entitled to the benefits of the Indenture (as defined). The Initial Notes and the New Notes are sometimes referred to herein collectively as the "Notes." See "The Exchange Offer" and "Description of the Notes."

    The New Notes will bear interest at the same rate and on the same terms as the Initial Notes. Consequently, the New Notes will bear interest at the rate of 8 1/8% per annum and the interest thereon will be payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1998. The New Notes will bear interest from and including the date of issuance of the Initial Notes (March 4, 1998). Holders whose Initial Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Initial Notes.

    The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined), if any, to the date of redemption. In addition, at any time prior to March 1, 2001 the Company may, at its option, redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 108.125% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined); provided that at least 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of the Notes -- Optional Redemption."

    In the event of a Change of Control (as defined), each holder of the Notes will have the right, at the holder's option, to require the Company to purchase the Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. See "Description of the Notes -- Repurchase at the Option of Holders -- Change of Control."

    The Notes are general unsecured obligations of the Company subordinate in the right of payment to all existing and future Senior Debt (as defined) of the Company, including all obligations under the Credit Facility (as defined). As of May 2, 1998, the Company had approximately $27.0 million of Senior Debt outstanding (excluding unused commitments of approximately $173.0 million under the Credit Facility). See "Capitalization" and "Description of the
Notes -- Subordination."

                            ------------------------

      FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS," BEGINNING ON PAGE 7.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OF ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

                  THE DATE OF THIS PROSPECTUS IS JUNE 1, 1998.

                            ------------------------

     THE COMPANY WILL ACCEPT FOR EXCHANGE ANY AND ALL VALIDLY TENDERED INITIAL
NOTES NOT WITHDRAWN PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON JUNE   , 1998,
UNLESS THE EXCHANGE OFFER IS EXTENDED BY THE COMPANY IN ITS SOLE DISCRETION (THE "EXPIRATION DATE"). TENDERS OF INITIAL NOTES MAY BE WITHDRAWN AT ANY TIME PRIOR TO 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. THE EXCHANGE OFFER IS NOT CONDITIONED UPON ANY MINIMUM PRINCIPAL AMOUNT OF INITIAL NOTES BEING TENDERED FOR EXCHANGE. INITIAL NOTES MAY BE TENDERED ONLY IN INTEGRAL MULTIPLES OF $1,000. IN THE EVENT THE COMPANY TERMINATES THE EXCHANGE OFFER AND DOES NOT ACCEPT FOR EXCHANGE ANY INITIAL NOTES, THE COMPANY WILL PROMPTLY RETURN ALL PREVIOUSLY TENDERED INITIAL NOTES TO THE HOLDERS THEREOF.
                            ------------------------

     Based on interpretations by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Initial Notes may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of its business and is not participating, and had no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Initial Notes wishing to accept the Exchange Offer must represent to the Company, as required by the Registration Rights Agreement, that such conditions have been met.

     The Initial Notes were issued March 4, 1998 to qualified institutional buyers and are eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. There is no existing trading market for the New Notes and the Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and certain other factors. Such conditions might cause the New Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors -- Absence of Public Market For Notes."

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has indicated its intention to make this Prospectus (as it may be amended or supplemented) available to any broker-dealer for use in connection with any such resale for the period required by the Securities Act. See "Plan of Distribution."

     The Company will not receive any proceeds from, and has agreed to bear the expenses of, the Exchange Offer. No underwriter is being used in connection with this Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF INITIAL NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT

BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     NO PERSON IS AUTHORIZED IN CONNECTION WITH THE EXCHANGE OFFER TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY EXCHANGE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

     UNTIL                     , 1998 (90 DAYS AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS OFFERING TRANSACTIONS IN THE NEW NOTES, WHETHER OR NOT PARTICIPATING IN THE EXCHANGE OFFER, MAY BE REQUIRED TO DELIVER A PROSPECTUS IN CONNECTION THEREWITH. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

     THE NEW NOTES WILL BE AVAILABLE INITIALLY ONLY IN BOOK-ENTRY FORM. THE COMPANY EXPECTS THAT THE NEW NOTES ISSUED PURSUANT TO THE EXCHANGE OFFER WILL BE ISSUED IN THE FORM OF ONE OR MORE FULLY REGISTERED GLOBAL NOTES THAT WILL BE DEPOSITED WITH, OR ON BEHALF OF, THE DEPOSITORY TRUST COMPANY ("DTC" OR "DEPOSITARY") AND REGISTERED IN ITS NAME OF CEDE & CO., AS ITS NOMINEE. BENEFICIAL INTERESTS IN THE GLOBAL NOTE REPRESENTING THE NEW NOTES WILL BE SHOWN ON, AND TRANSFERS THEREOF WILL BE EFFECTED ONLY THROUGH, RECORDS MAINTAINED BY THE DEPOSITARY AND ITS PARTICIPANTS. AFTER THE INITIAL ISSUANCE OF SUCH GLOBAL NOTE, NEW NOTES IN CERTIFICATED FORM WILL BE ISSUED IN EXCHANGE FOR THE GLOBAL
NOTE IN ACCORDANCE WITH THE TERMS AND CONDITIONS SET FORTH IN THE INDENTURE. SEE "DESCRIPTION OF THE NOTES -- BOOK ENTRY, DELIVERY AND FORM."

                            ------------------------

                                  MARKET DATA

     The market data presented herein are based upon estimates by management of the Company, utilizing various third party sources, where available. While management believes that such estimates are reasonable and reliable, in certain cases, such estimates cannot be verified by information available from independent sources. Accordingly, no assurance can be given that such market data are accurate in all material respects.

                             AVAILABLE INFORMATION

     The Company is subject to the reporting requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission ("SEC" or "Commission"). The Registration Statement, including the exhibits and schedules thereto, as well as reports, proxy and information statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at its regional offices located at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. Such reports and other information may be found on the Internet at http://www.sec.gov. Copies of such material also can be obtained from the Company upon request.

     The Company's common stock is listed on the New York Stock Exchange. Reports, proxy and information statements and other information concerning the Company can be inspected at the New York Stock Exchange.

     In the event that the Company ceases to be subject to the informational reporting requirements of the Exchange Act, the Company has agreed that, so long as any Notes remain outstanding, it will furnish to the Trustee and deliver or cause to be delivered to the holders of the Notes copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on forms 10-Q and 10-K if the Company were required to file such forms and, with respect to annual information only, a report thereon by the Company's independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.
                            ------------------------

                           INCORPORATION BY REFERENCE

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM FURON COMPANY, ATTENTION: CHIEF FINANCIAL OFFICER, 29982 IVY GLENN DRIVE, LAGUNA NIGUEL, CALIFORNIA 92677, (949) 831-5350. IN ORDER TO ENSURE TIMELY DELIVERY OF
THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JUNE   , 1998.

     The following documents are hereby incorporated by reference into this
Prospectus:

          (1) 1998 Annual Report on Form 10-K (Incorporated by reference to the Registrant's 1998 Annual Report on Form 10-K filed on April 9, 1998).

          (2) The Proxy Statement prepared by the Company in connection with its 1998 Annual Meeting of Shareholders (Incorporated by reference to the Registrant's 1998 Definitive Proxy Statement on Schedule 14A filed on May 6, 1998).

          (3) The Company's Quarterly Report on Form 10-Q for the three months ended May 2, 1998 (Incorporated by reference to the Registrant's Quarterly Report on Form 10-Q filed on May 29, 1998).

          (4) All documents hereafter filed by the Registrant pursuant to
     Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date on which the Exchange Offer is consummated.

                                  THE COMPANY

OVERVIEW

     Furon Company ("Furon" or "the Company"), founded in 1955 and incorporated in California in 1957, is a leading designer, developer and manufacturer of highly engineered products made primarily from specially formulated high performance polymer materials. Furon's products are used in a wide range of applications primarily by original equipment manufacturers ("OEMs") in industrial markets and by end-users in healthcare markets. The Company focuses on niche markets and applications for which it can provide its customers application-specific product solutions based on the Company's polymer based materials technology, engineering expertise and production technology. In January 1997, as part of its strategy to leverage its materials and manufacturing technology expertise into other attractive market segments, the Company acquired Medex, Inc. ("Medex"), a producer of polymer based medical device products.

     Previously the Company operated and reported under a single segment. Subsequent to the acquisition of Medex, management determined to operate the Company under two segments. The Company's products are segmented into two broad categories: industrial products and medical device products.

     Furon's executive offices are located at 29982 Ivy Glenn Drive, Laguna Niguel, California 92677. The telephone number is (949) 831-5350.

                               THE EXCHANGE OFFER

THE EXCHANGE OFFER............   The Company is hereby offering to exchange
                                 $1,000 principal amount of New Notes for each $1,000 principal amount of Initial Notes that are properly tendered and accepted. The Company will issue New Notes on or promptly after the Expiration Date. As of the date hereof, there is $125,000,000 aggregate principal amount of Initial Notes outstanding. See "The Exchange
                                 Offer."

REGISTRATION RIGHTS
AGREEMENT.....................   The Initial Notes were sold by the Company on
                                 March 4, 1998 (the "Closing Date") to Lehman
                                 Brothers Inc., Bear, Stearns & Co. Inc. and BNY
                                 Capital Markets, Inc. (the "Initial
                                 Purchasers") pursuant to a Purchase Agreement, dated February 26, 1998, by and among the Company and the Initial Purchasers (the
                                 "Purchase Agreement"). The Initial Purchasers subsequently sold the Initial Notes to third parties. See "The Exchange Offer -- Purpose of the Exchange Offer." Pursuant to the Purchase
                                 Agreement, the Company and the Initial
                                 Purchasers entered into a Registration Rights
                                 Agreement, dated as of March 4, 1998 (the
                                 "Registration Rights Agreement"), which grants the holders of the Initial Notes certain exchange and registration rights. The Exchange
                                 Offer is intended to satisfy such rights, which will terminate upon the consummation of the Exchange Offer. The holders of the New Notes will not be entitled to any exchange or registration rights with respect to the New
                                 Notes. See "The Exchange Offer -- Termination of Certain Rights."

EXPIRATION DATE...............   The Exchange Offer will expire at 5:00 p.m. New
                                 York City time, on June   , 1998, unless the
                                 Exchange Offer is extended by the Company in its sole discretion, in which case the term
                                 "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer -- Expiration
                                 Date; Extensions; Amendments."

ACCRUED INTEREST ON THE NEW
NOTES AND THE INITIAL NOTES...   The New Notes will bear interest from and
                                 including the date of issuance of the Initial
                                 Notes (March 4, 1998). Holders whose

                                 Initial Notes are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Initial Notes. See "The Exchange Offer -- Interest on the New Notes."

CONDITIONS TO THE EXCHANGE
OFFER.........................   The Company reserves the right in its sole and
                                 absolute discretion, subject to applicable law, at any time and from time to time, (i) to delay the acceptance of the Initial Notes for exchange, (ii) to terminate the Exchange Offer if certain specified conditions have not been satisfied, (iii) to extend the Expiration Date of the Exchange Offer and retain all Initial
                                 Notes tendered pursuant to the Exchange Offer, subject, however, to the right of holders of Initial Notes to withdraw their tendered
                                 Initial Notes, or (iv) to waive any condition or otherwise amend the terms of the Exchange
                                 Offer in any respect. See "The Exchange
                                 Offer -- Terms of the Exchange Offer." In addition, the Exchange Offer is subject to certain customary conditions that may be waived by the Company. The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Initial Notes being tendered for exchange. See "The Exchange
                                 Offer -- Conditions."

PROCEDURES FOR TENDERING
INITIAL NOTES.................   Each holder of Initial Notes wishing to accept
                                 the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Initial
                                 Notes and any other required documentation to The Bank of New York (the "Exchange Agent"), at the address set forth herein. By executing the Letter of Transmittal, the holder will represent to and agree with the Company that, among other things, (i) the New Notes to be acquired by such holder of Initial Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of its business, (ii) such holder has no arrangement or understanding with any person to participate in a distribution of the New Notes,
                                 (iii) that if such holder is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes, such holder will comply with the registration and prospectus delivery requirements of the
                                 Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in no-action letters (see "The Exchange
                                 Offer -- Resale of the New Notes"), (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Initial Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. See "The Exchange Offer --
                                 Procedures for Tendering."

SPECIAL PROCEDURES FOR
BENEFICIAL OWNERS.............   Any beneficial owner whose Initial Notes are
                                 registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Initial Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange
                                 Offer -- Procedures for Tendering."

GUARANTEED DELIVERY
PROCEDURES....................   Holders of Initial Notes who wish to tender
                                 their Initial Notes and whose Initial Notes are not immediately available or who cannot deliver their Initial Notes, the Letter of Transmittal or any other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Initial Notes according to the guaranteed delivery procedures set forth under "The
                                 Exchange Offer -- Guaranteed Delivery
                                 Procedures."

ACCEPTANCE OF THE INITIAL
NOTES AND DELIVERY OF THE NEW
  NOTES.......................   Subject to the satisfaction or waiver of the
                                 conditions to the Exchange Offer, the Company will accept for exchange any and all Initial
                                 Notes that are properly tendered in the
                                 Exchange Offer prior to the Expiration Date.

                                 The New Notes issued pursuant to the Exchange Offer will be delivered within five business days following the Expiration Date. See "The Exchange Offer -- Terms of the Exchange Offer."

WITHDRAWAL RIGHTS.............   Tenders of Initial Notes may be withdrawn at
                                 any time prior to the Expiration Date. See "The
                                 Exchange Offer -- Withdrawal of Tenders."

EXCHANGE AGENT................   The Bank of New York, the Trustee under the
                                 Indenture, is serving as the Exchange Agent in connection with the Exchange Offer. The mailing address of the Exchange Agent is 101 Barclay
                                 St. -- Floor 7E, New York, New York 10286. For assistance and requests for additional copies of this Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery, the telephone number for the Exchange Agent is
                                 (212) 815-6337, and the facsimile number for the Exchange Agent is (212) 815-6339.

                                 THE NEW NOTES

     The Exchange Offer applies to the entire aggregate principal amount of the Initial Notes. The form and terms of the New Notes are the same as the form and terms of the Initial Notes except that (i) the exchange will have been registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Initial Notes under the Registration Rights Agreement, which rights will terminate upon consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Initial Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture. For further information and for definitions of certain capitalized terms used below, see "Description of the Notes."

INTEREST PAYMENT DATES........   Interest on the New Notes will accrue from the
                                 date of original issuance of the Initial Notes for which they are exchanged (the "Issue Date") and will be payable semi-annually on March 1 and September 1, commencing on September 1,
                                 1998.

MATURITY DATE.................   March 1, 2008.

OPTIONAL REDEMPTION...........   The New Notes will be redeemable at the option
                                 of the Company, in whole or in part, at any time on or after March 1, 2003, at the redemption prices set forth herein, plus accrued and unpaid interest, thereon to the applicable redemption date. In addition, at any time prior to March 1, 2001, the Company may redeem up to 35% of the original aggregate principal amount of the Notes at a redemption price equal to 108.125% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more
                                 Public Equity Offerings, provided that at least
                                 65% of the original aggregate principal amount of the Notes remains outstanding immediately after each such redemption. See "Description of the Notes -- Optional Redemption."

CHANGE OF CONTROL.............   Upon a Change of Control, each holder will have
                                 the right, at the holder's option, to require the Company to purchase the New Notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the purchase date. See "Description of the
                                 Notes -- Repurchase at the Option of
                                 Holders -- Change of Control."

RANKING.......................   The New Notes will be general unsecured
                                 obligations of the Company subordinate in right of payment to all existing and future Senior
                                 Debt of the Company, and senior in right of payment or pari passu with all other indebtedness of the Company. As of May 2, 1998, the Company had approximately $27.0 million of Senior Debt outstanding excluding unused commitments of approximately $173.0 million under the Credit Facility (as defined). See
                                 "Capitalization" and "Description of the
                                 Notes -- Subordination."

CERTAIN COVENANTS.............   The Indenture pursuant to which the New Notes
                                 will be issued (the "Indenture") contains certain covenants that, among other things, limit the ability of the Company and its Restricted Subsidiaries (as defined) to (i) incur additional indebtedness and issue preferred stock; (ii) pay dividends or make certain other restricted payments; (iii) enter into transactions with affiliates; (iv) create certain liens; (v) make certain asset dispositions; (vi) merge or consolidate with, or transfer substantially all of its assets to, another Person. See "Description of the Notes -- Certain Covenants." In addition, under certain circumstances, the
                                 Company will be required to offer to purchase the Notes at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase, with the net cash proceeds of certain sales and other dispositions of assets. See "Description of the Notes -- Repurchase at the Option of
                                 Holders -- Asset Sales."

     FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NOTES, SEE "RISK FACTORS."

                      SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table presents summary consolidated financial information and other data for the Company for the periods indicated. The financial information and other data for the fiscal years ended February 3, 1996, February 1, 1997, and January 31, 1998 are derived from the Company's audited consolidated financial statements, which were audited by Ernst & Young LLP, independent auditors. The financial information and other data for the three months ended May 3, 1997 and May 2, 1998 are derived from the Company's unaudited financial statements and, in the opinion of management, contain all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the Company's consolidated financial position at such dates and results of operations and cash flows for such periods. The results of operations for fiscal 1997 and fiscal 1998 include the results of Medex from the date of its acquisition, January 2, 1997. The results of operations for the three months ended May 2, 1998 are not necessarily indicative of results to be expected for the Company's full fiscal year. The following financial information and other data should be read in conjunction with "Selected Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the related notes thereto, and the other information included elsewhere in this Prospectus.

                                                                FISCAL YEARS ENDED              THREE MONTHS ENDED
                                                      ---------------------------------------   -------------------
                                                      FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,    MAY 3,     MAY 2,
                                                         1996          1997          1998         1997       1998
                                                      -----------   -----------   -----------   --------   --------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Net sales...........................................   $344,886      $390,105      $485,631     $119,649   $119,805
Cost of sales.......................................    249,102       281,581       329,325       81,330     82,539
                                                       --------      --------      --------     --------   --------
Gross profit........................................     95,784       108,524       156,306       38,319     37,266
Selling, general and administrative expenses........     78,337        84,325       115,555       28,139     27,561
Write-off of acquired in-process research and
  development(1)....................................         --        53,700            --           --         --
Nonrecurring charges(1).............................         --         4,329          (660)          --       (417)
Other (income) expense..............................     (3,282)       (4,265)       (1,114)        (247)      (721)
Interest expense, net...............................      2,315         2,669        10,788        2,886      2,932
                                                       --------      --------      --------     --------   --------
Income (loss) before income taxes...................     18,414       (32,234)       31,737        7,541      7,911
Provision for income taxes..........................      5,245         7,517         9,997        2,564      2,492
                                                       --------      --------      --------     --------   --------
         Net income (loss)..........................   $ 13,169      $(39,751)     $ 21,740     $  4,977   $  5,419
                                                       ========      ========      ========     ========   ========
OTHER DATA:
EBITDA(2)...........................................   $ 35,804      $ 45,623      $ 64,185     $ 16,064   $ 16,227
Capital expenditures................................     13,570        18,936        13,401        2,892      5,166
Depreciation and amortization.......................     15,075        17,159        22,320        5,637      5,801
Ratio of EBITDA to interest expense, net............      15.5x         17.1x          5.9x         5.6x       5.5x
Ratio of total debt to EBITDA.......................       1.1x          3.9x          2.3x        10.9x       9.9x
Ratio of earnings to fixed charges(3)...............       9.0x            --          3.9x         3.6x       3.7x

                                                              FEBRUARY 1,   JANUARY 31,    MAY 3,     MAY 2,
                                                                 1997          1998         1997       1998
                                                              -----------   -----------   --------   --------
BALANCE SHEET DATA:
Working capital.............................................   $ 78,824      $ 72,444     $ 83,579   $ 86,290
Total assets................................................    343,351       346,349      342,488    375,413
Total debt..................................................    177,984       149,623      174,986    159,908
Shareholders' equity........................................     61,344        81,139       64,957     85,650

---------------
(1) In connection with the acquisition of Medex, the Company wrote-off $53.7 million of acquired in-process research and development and recorded nonrecurring charges of $4.3 million for expenses related to severance and facility rationalization.

(2) "EBITDA," as presented, represents income (loss) before income taxes plus depreciation and amortization, interest expense, net, write-off of acquired in process research and development and nonrecurring charges. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt, and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income (loss) as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(3) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges. Income before income taxes is stated after amortization of goodwill, depreciation, other non-cash charges and interest expense, net. Fixed charges consist of interest expense, net. Earnings were insufficient to cover fixed charges by $29.6 million for fiscal 1997 due to the write-off of acquired in-process research and development and nonrecurring charges.

                                  RISK FACTORS

     Prospective purchasers of the Notes offered hereby should consider carefully the following factors, as well as the other information contained in this Prospectus.

     THIS PROSPECTUS CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF
SECTION 27A OF THE SECURITIES ACT AND SECTION 21E OF THE EXCHANGE ACT, INCLUDING, WITHOUT LIMITATION, STATEMENTS THAT INCLUDE THE WORDS "BELIEVES," "EXPECTS," "ANTICIPATES" OR SIMILAR EXPRESSIONS AND STATEMENTS RELATING TO ANTICIPATED COST SAVINGS, THE COMPANY'S STRATEGIC PLANS, CAPITAL EXPENDITURES, INDUSTRY TRENDS AND PROSPECTS AND THE COMPANY'S FINANCIAL POSITION. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS THAT MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY TO DIFFER MATERIALLY FROM THOSE EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. ALTHOUGH THE COMPANY BELIEVES THAT ITS PLANS, INTENTIONS AND EXPECTATIONS REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS ARE REASONABLE, IT CAN GIVE NO ASSURANCE THAT SUCH PLANS, INTENTIONS OR EXPECTATIONS WILL BE ACHIEVED. CAUTIONARY STATEMENTS ARE SET FORTH BELOW AND ELSEWHERE IN THE PROSPECTUS INCLUDING, WITHOUT LIMITATION, UNDER THE CAPTIONS "PROSPECTUS SUMMARY," "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS." ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS ATTRIBUTABLE TO THE COMPANY OR PERSONS ACTING ON ITS BEHALF ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS AND RISK FACTORS CONTAINED THROUGHOUT THIS PROSPECTUS.

SUBSTANTIAL LEVERAGE AND DEBT SERVICE

     The Company is highly leveraged. On May 2, 1998, the Company's total debt outstanding was approximately $159.9 million. See "Capitalization" and "Selected Consolidated Financial Data." The Company also had borrowing availability under the Credit Facility of approximately $173.0 million.

     The Company's ability to make scheduled payments of principal of, or to pay the premium, if any, interest or Liquidated Damages, if any, thereon, or to refinance its indebtedness (including the Notes), or to fund planned capital expenditures, will depend upon its future performance, which, in turn, is subject to general economic, financial, competitive, legislative, regulatory, judicial and other factors that are beyond its control. Based upon current levels of operations and anticipated growth in revenues and cost savings, management believes that the Company's cash flow from operations, amounts available under the Credit Facility and available cash will be adequate to meet its anticipated future requirements for working capital, capital expenditures and scheduled payments of principal and interest on its indebtedness, including the Notes. There can be no assurance, however, that the Company's business will generate cash flow at or above anticipated levels or that the Company will be able to borrow funds under the Credit Facility in an amount sufficient to enable the Company to service its indebtedness, including the Notes, or make anticipated capital expenditures. If the Company is unable to generate sufficient cash flow from operations or to borrow sufficient funds in the future, it may be required to sell assets, reduce capital expenditures, refinance all or a portion of its existing indebtedness (including the Notes) or obtain additional financing. There can be no assurance that any such refinancing would be available on commercially reasonable terms, or at all, or that any additional financing could be obtained, particularly in view of the Company's high level of indebtedness and the restrictions on the Company's ability to incur additional indebtedness under the Credit Facility and the Indenture.

     The degree to which the Company is leveraged could have important consequences to holders of the Notes, including but not limited to: (i) making it more difficult for the Company to satisfy its obligations with respect to the Notes; (ii) increasing the Company's vulnerability to general adverse economic and industry conditions; (iii) limiting the Company's ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements; (iv) requiring the dedication of a substantial portion of the Company's cash flow from operations to the payment of principal of, and interest on, its indebtedness, thereby reducing the availability of such cash flow to fund working capital, capital expenditures or other general corporate requirements; (v) limiting the Company's flexibility in planning for, or reacting to, changes in its business and the industry in which it competes; and (vi) placing the Company at a competitive disadvantage relative to less leveraged or better capitalized competitors. In addition, the Indenture and the

Credit Facility contain financial and other restrictive covenants that limit, among other things, the ability of the Company to borrow additional funds. Failure by the Company to comply with such covenants could result in events of default under the Indenture and the Credit Facility which, if not cured or waived, could permit the indebtedness thereunder to be accelerated which would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the degree to which the Company is leveraged could prevent it from repurchasing all of the Notes tendered to it upon the occurrence of a Change of Control. See "Description of Certain Indebtedness" and "Description of Notes -- Repurchase at the Option of
Holders -- Change of Control."

SENSITIVITY TO GENERAL ECONOMIC AND INDUSTRY CONDITIONS

     The Company's industrial products business, and the industrial equipment, transportation, electronics and process industries markets it serves, are cyclical in nature and affected by the general trends of the economy. During economic downturns, these markets tend to experience declines, which in turn diminish demand for the Company's products and can lead to decreases in prices for such products. As a result of this cyclicality, the Company has experienced, and in the future could experience, reduced net sales and profit margins. There can be no assurance that a prolonged economic downturn would not have a material adverse effect on the Company.

COMPETITION

     The Company has a number of competitors, some of which are larger and have greater financial resources than the Company. There can be no assurance that the Company will have sufficient resources to continue to make the investments necessary to maintain its current competitive position, or that other competitors with greater financial resources will not attempt to enter the market. The failure to remain competitive could have a material adverse effect on the Company's business, financial condition and results of operations.

RAW MATERIALS

     Furon estimates that material costs represented approximately 37% of the Company's fiscal 1998 net sales. Furon purchases its raw materials, primarily polymer resins from numerous suppliers. The largest amount of resins used by the Company are polytetrafluouroethylene ("PTFE") and related resins, a nylon sold under the trade name Rilsan and certain silicone polymers. The Company purchases its requirements for PTFE and related resins and silicone polymers from the major suppliers of these resins. Elf Atochem North America, Inc. is the Company's sole source for Rilsan. Rilsan is used primarily in the production of heavy duty air brake tubing. Sources of material which can be substituted for Rilsan are available in the event a shortage of Rilsan develops. Although the Company seeks to reduce dependence on those sole and limited source suppliers, the partial or complete loss of certain of these sources could have at least a temporary adverse effect on the Company's results of operations and damage customer relationships. Prices for polymer resins have varied widely in recent years. The increase in the price or the unavailability of one or more of these resins could have a material adverse effect on the Company's business, financial condition or results of operations.

CONCENTRATION OF BUYING POWER

     Many existing and potential customers for the Company's medical device products have combined into group purchasing organizations ("GPOs") which are quite large and which often enter into exclusive purchase commitments with as few as one or two providers of medical device products for a period of several years. If the Company is not one of the selected providers, it may be precluded from making sales to members of a GPO for several years. Even if the Company is one of the selected providers, the Company may be required to commit to pricing which has an adverse effect on its net sales and profit margins.

TECHNOLOGICAL CHANGE; DEPENDENCE ON NEW PRODUCTS

     The markets for some of the Company's products are characterized by frequent refinement and enhancement of existing products, new product introductions and by declining average selling prices over product life cycles. The Company's future prospects are highly dependent upon the timely completion and introduction of new products at competitive performance and price levels. The Company also must respond to current competitors which may choose to increase their presence in the Company's markets, and to new competitors which may choose to enter those markets. In addition, while the Company is not aware of any new fundamental technologies for highly engineered polymer products that are likely to be a significant factor in the near future, no assurance can be given that the Company's competitors will not introduce new technological improvements that could place the Company at a competitive disadvantage. The failure by the Company to make timely introduction of new products or respond to competitive threats could have a material adverse effect on its business, financial condition or results of operations.

ACQUISITIONS AND INTEGRATION OF OPERATIONS

     The Company's business strategy, particularly for the medical device business, contemplates continued expansion, including growth through acquisitions, joint ventures or strategic alliances. There can be no assurance that the Company will be able to consummate future acquisitions, joint ventures or strategic alliances, if any, on terms that are favorable to the Company. The Company's ability to grow in this manner is dependent upon, and may be limited by the availability of suitable acquisition candidates or partners and capital resources available to the Company. Moreover, the Company may incur significant expenses in connection with the consummation of these transactions. Additionally, the integration of the operations of the Company and any past, present or future acquired businesses or companies, and the coordination of their respective sales and marketing staffs and the implementation of appropriate operational, financial and management systems and controls may require significant financial resources and substantial attention from management. Any inability of the Company to integrate any past, present or future acquired business or companies successfully in a timely and efficient manner could have a material adverse effect on the Company's business, financial condition or results of operations.

INTERNATIONAL SALES AND OPERATIONS

     International sales accounted for 22.5% and 25.5% of the Company's net sales in fiscal 1997 and fiscal 1998, respectively, and the Company expects that international sales may increase as a percentage of net sales in the future. As a result of its international sales and foreign operations, including manufacturing facilities in Germany, Belgium and the United Kingdom, the Company generates certain revenues and incurs certain operating expenses in foreign currencies and is therefore, subject to changes in currency exchange rates in relation to the U.S. dollar. There can be no assurance that measures taken by the Company to mitigate its exchange rate risk, including manufacturing and procuring its products in the same country or region in which products are sold and periodically engaging in hedging transactions such as forward exchange contracts, will eliminate or substantially reduce such risk.

     International manufacturing and sales are subject to inherent risks, including changes in local economic or political conditions, the imposition of currency exchange restrictions, unexpected changes in regulatory environments, potentially adverse tax consequences and the exchange rate risk discussed above. There can be no assurance that these factors will not have a material adverse impact on the Company's production capabilities or otherwise adversely affect the Company's business, financial condition or results of operations.

GOVERNMENT REGULATION

     Government regulation is a significant factor in the research, development, testing, production and marketing of the Company's medical device products. Noncompliance with applicable requirements may result in the recall or seizure of products, total or partial suspension of production, refusal of the government to allow commercial distribution of products, refusal of the government to allow new products to be marketed, civil penalties, injunctions and criminal prosecution. There can be no assurance that the Company's existing products will be found to comply with such regulations or that new products will be granted marketing clearance in a timely manner or at all.

     The United States Food and Drug Administration (the "FDA"), pursuant to the Federal Food, Drug, and Cosmetic Act (the "FDC Act"), regulates the introduction of medical devices, as well as manufacturing procedures, labelling, adverse event reporting and recordkeeping with respect to such products. The process of obtaining market clearances from the FDA for new products can be time consuming and expensive and there can be no assurance that such clearances will be granted or that FDA review will not involve delays adversely affecting the marketing and sale of products. Current regulations depend heavily on administrative interpretation and there can be no assurance that interpretations made by the FDA or other regulatory bodies will not adversely affect the Company. The FDA and state agencies routinely inspect the Company to determine whether the Company is in compliance with various regulations relating to manufacturing practices, testing, quality control and product labelling. Such audits/inspections can result in the agencies requiring the Company to take certain corrective actions for non-complying conditions observed during the audits/inspections. A determination that the Company is in violation of such regulations could lead to the imposition of civil sanctions, including fines, recall orders or product seizures, injunctions and criminal sanctions.

     Certain countries will require the Company to obtain clearances for its products prior to marketing the products in those countries. In addition, certain countries impose product specifications, standards or other requirements which differ from or are in addition to those mandated in the United States. The European Union and certain other countries are in the process of implementing a required to obtain permission to market new products. These changes could have a material adverse effect on the Company's ability to market its devices in such countries and could hinder or delay the successful implementation of the Company's planned international expansion.

PRODUCT LIABILITY

     The Company faces an inherent business risk of exposure to product liability claims in the event that the use of its products is alleged to have resulted in injury or other adverse effects. The Company currently maintains product liability insurance coverage but there can be no assurance that the Company will be able to obtain such insurance on acceptable terms in the future, if at all, or that any such insurance will provide adequate coverage against claims. The Company's financial condition and its ability to market and sell its products could be adversely affected by a successful product liability claim. A successful product liability claim against the Company for which there is not adequate insurance coverage could have a material adverse impact on its business, financial condition or results of operations.

ENVIRONMENTAL LIABILITIES AND REGULATIONS

     Compliance with environmental laws and regulations designed to regulate the discharge of materials into the environment or otherwise protect the environment requires continuing management effort and expenditures by the Company. The Company does not believe that the operating costs incurred in the ordinary course of business to satisfy air and other permit requirements, properly dispose of hazardous wastes and otherwise comply with these laws and regulations form or are reasonably likely to form a material component of its operating costs or have or are reasonably likely to have a material adverse effect on its competitive and consolidated financial positions.

     There can be no assurance that the cost of the Company's compliance with environmental laws or its environmental liabilities will not have a material adverse effect on the Company's business, financial condition or results of operations. See "Business -- Environmental Matters" in the Company's 1998 Annual Report on Form 10-K.

LEGAL PROCEEDINGS

     The Company is involved in various legal proceedings. While the Company believes that the ultimate resolution of its pending legal proceedings is not reasonably likely to have a material adverse effect on its business, financial condition or results of operations, no assurance to that effect can be given. See "Business -- Legal Proceedings."

DEPENDENCE ON KEY PERSONNEL

     The Company's success depends to a significant degree upon the continued contributions of senior management, certain of whom would be difficult to replace. There can be no assurance that the services of such personnel will continue to be available to the Company. The Company is also dependent upon the continued services of its engineering, research and development, sales and marketing and manufacturing and service personnel and on its ability to attract, train and retain highly skilled personnel in each of these areas. The failure of the Company to hire and retain such key management and other personnel could have a material adverse effect on the Company's business, financial condition or results of operations.

YEAR 2000 COMPLIANCE

     While year 2000 considerations are not expected to materially impact Furon's internal operations, they may have an effect on some of Furon's customers and suppliers, and thus indirectly affect Furon. It is not possible to quantify the aggregate cost to Furon with respect to customers and suppliers with year 2000 problems, although the Company does not anticipate it will have a material adverse impact on its business, financial condition or results of operations.

SUBORDINATION AND RANKING OF THE NOTES

     The Notes will be subordinate to all Senior Debt, which include borrowings under the Credit Facility. In the event of a bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Notes only after all Senior Debt has been paid in full, and there may not be sufficient assets remaining to pay amounts due on any or all of the Notes. In addition, the Company may not pay principal or premium, if any, or interest on the Notes if certain Senior Debt is not paid when due or any other default on such Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms, unless in either case such amount has been paid in full or the default has been cured or waived and such acceleration has been rescinded. In addition, if any default occurs with respect to certain Senior Debt and certain other conditions are satisfied, the Company may not make any payments on the Notes for a designated period of time. As of May 2, 1998, the Company had approximately $27.0 million of Senior Debt outstanding, excluding unused commitments of approximately $173.0 million under the Credit Facility. See "Capitalization" and "Description of the Notes -- Subordination."

FRAUDULENT CONVEYANCE STATUTES

     The incurrence by the Company of the indebtedness evidenced by the Notes is subject to review under relevant U.S. federal and state fraudulent conveyance statutes ("Fraudulent Conveyance Statutes") in a bankruptcy case or a lawsuit by or on behalf of creditors of the Company. The statutes provide that if a court determines that at the time the Notes were issued and the proceeds applied, (i) the Company issued the Notes and applied the proceeds with the intent of hindering, delaying or defrauding creditors or (ii) the Company received less than a reasonably equivalent value or fair consideration for issuing the Notes, and, after so applying the proceeds, the Company (A) was insolvent or rendered insolvent by reason of such transactions, (B) was engaged in a business or transaction for which its assets constituted unreasonably small capital or (C) intended to incur, or believed that it would incur, debts beyond its ability to pay as they matured (as the foregoing terms are defined in or interpreted under Fraudulent Conveyance Statutes), such court could invalidate the Notes or subordinate all or a part of the Notes to existing and future indebtedness of the Company, recover any payments made on the Notes or take other action detrimental to the holders of the Notes.

     Based upon the financial and other information currently available to it, the Company believes that the indebtedness and obligations evidenced by the Notes will be incurred and proceeds of the Notes will be used for proper purposes and in good faith. The Company believes that at the time of, and after giving effect to, the incurrence of the indebtedness and obligations evidenced by the Notes, it will be solvent and will have sufficient capital to carry on its business and that it will pay its debts as they mature. No assurance can be given, however, that a court would concur with such beliefs and positions. The measure of insolvency for these purposes will vary depending upon the law of the jurisdiction being applied. Generally, a company will be considered insolvent for these purposes if the present fair salable value of the company's assets is less than its liabilities. In rendering their opinion on the validity of the Notes, counsel for the Company and counsel for the Initial Purchasers will express no opinion as to the effect of Fraudulent Conveyance Statutes or laws affecting the enforcement of creditors' rights generally.

ABSENCE OF PUBLIC MARKET FOR NOTES

     The Initial Notes have not been registered under the Securities Act or any state securities law and, unless so registered, may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and any applicable state securities laws.

     Although the New Notes may be resold or otherwise transferred by the holders (who are not affiliates of the Company) without compliance with the registration requirements under the Securities Act, they will be new securities for which there is currently no established trading market. The Company does not intend to apply for listing of the New Notes on a national securities exchange or for quotation of the New Notes on an automated dealer quotation system. The liquidity of any market for the New Notes will depend upon the number of holders of the Notes, the interest of securities dealers in making a market in the New Notes and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes. If an active trading market for the New Notes does not develop, the market price and liquidity of the New Notes may be adversely affected. If the New Notes are traded, they may trade at a discount from their face value, depending upon prevailing interest rates, the market for similar securities, the performance of the Company and certain other factors.

     Notwithstanding the registration of the New Notes in the Exchange Offer, holders who are "affiliates" (as defined under Rule 405 of the Securities Act) of the Company may publicly offer for sale or resell the New Notes only in compliance with provisions of Rule 144 under the Securities Act.

RESTRICTIVE DEBT COVENANTS

     The Indenture and the Credit Facility contain covenants that will restrict, among other things, the ability of the Company to incur additional indebtedness, pay dividends, make certain investments, enter into transactions with affiliates, allow its Restricted Subsidiaries to make certain payments, make certain asset dispositions, merge or consolidate with, or transfer substantially all of its assets to another Person, encumber assets under certain circumstances, restrict dividends and other payments from Restricted Subsidiaries, make capital expenditures or engage in certain business activities. In addition, the Credit Facility prohibits the Company from prepaying certain of its indebtedness, including the Notes. Under the Credit Facility, the Company will also be required to maintain specified financial covenants, including a minimum fixed charge coverage ratio and maximum leverage ratios and minimum consolidated net worth (each as defined in the Credit Facility). No assurance can be given that the Company's future operating results will be sufficient to enable compliance with such covenants, or in the event of a default, to remedy such default. In the event of a default under the Credit Facility, the Company could be prohibited from making payments of principal and interest on the Notes and all amounts due under the Credit Facility could be declared immediately due and payable. See "Description of Certain Indebtedness" and "Description of Notes -- Certain Covenants."

LIMITATION ON CHANGE OF CONTROL OFFER

     Upon the occurrence of a Change of Control, each holder of Notes will have the right to require the Company to purchase all or a portion of such holder's Notes at a price equal to 101% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the purchase date. Further, the provisions of the Indenture may not afford holders of Notes protection in the event of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of Notes, if such transaction does not result in a Change of Control. A change in control may result in a default under the Credit Facility. Upon a default under the Credit Facility or other future Senior Debt, the lenders thereunder could prohibit the Company from repurchasing the Notes or could require the payment in full of all such Senior Debt before repurchase of the Notes. The Indenture will require that prior to a repurchase of the Notes upon a Change of Control, the Company must either repay all outstanding indebtedness under the Credit Facility or obtain any required consent to such repurchase. If the Company does not obtain such consent or repay its outstanding indebtedness under the Credit Facility, the Company would remain effectively prohibited from offering to purchase Notes. In such case, the Company's failure to offer to purchase Notes could become an Event of Default under the Indenture. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient financial resources or would be able to arrange financing to repay all of its obligations under the Credit Facility, the Indenture and other indebtedness that may become payable upon the occurrence of such Change of Control. See "Description of Certain Indebtedness" and "Description of the
Notes -- Repurchase at the Option of Holders -- Change of Control."

FAILURE TO EXCHANGE INITIAL NOTES

     New Notes will be issued in exchange for Initial Notes only after timely receipt by the Exchange Agent of such Initial Notes, a properly completed and duly executed Letter of Transmittal and all other required documentation. Therefore, holders of Initial Notes desiring to tender such Initial Notes in exchange for New Notes should allow sufficient time to ensure timely delivery. Neither the Exchange Agent nor the Company is under any duty to give notification of defects or irregularities with respect to tenders of Initial Notes for exchange. Initial Notes that are not tendered or are tendered but not accepted will, following consummation of the Exchange Offer, continue to be subject to the existing restrictions upon transfer thereof. In addition, any holder of Initial Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or any other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. To the extent that Initial Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Initial Notes could be adversely affected due to the limited amount, or "float," of the Initial Notes that are expected to remain outstanding following the Exchange Offer. Generally, a lower "float" of a security could result in less demand to purchase such security and could, therefore, result in lower prices for such security. For the same reason, to the extent that a large amount of Initial Notes are not tendered or are tendered and not accepted in the Exchange Offer, the trading market for the New Notes could be adversely affected. See "Plan of Distribution" and "The Exchange Offer."

                               THE EXCHANGE OFFER

PURPOSE OF THE EXCHANGE OFFER

     The Initial Notes were sold by the Company on the Closing Date to the Initial Purchasers pursuant to the Purchase Agreement. The Initial Purchasers subsequently sold the Initial Notes, and the Company and the Initial Purchasers entered into the Registration Rights Agreement on March 4, 1998. Pursuant to the Registration Rights Agreement, the Company agreed that, unless the Exchange Offer is not permitted by applicable law or Commission policy, it would file with the Commission a registration statement under the Securities Act (a "Registration Statement") with respect to the New Notes within 90 days after the Closing Date and use its best efforts to cause such Registration Statement to become effective under the Securities Act within 150 days after the Closing Date. A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement. The Registration Statement is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement and the Purchase Agreement.

RESALE OF THE NEW NOTES

     With respect to the New Notes, based upon an interpretation by the staff of the Commission set forth in certain no-action letters issued to third parties, the Company believes that a holder (other than (i) a broker-dealer who purchases such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities Act) who exchanges Initial Notes for New Notes in the ordinary course of business and who is not participating, does not intend to participate, and has no arrangement with any person to participate, in a distribution of the New Notes, will be allowed to resell New Notes to the public without further registration under the Securities Act and without delivering to the purchasers of the New Notes a prospectus that satisfies the requirements of Section 10 of the Securities Act. However, if any holder acquires New Notes in the Exchange Offer for the purpose of distributing or participating in the distribution of the New Notes or is a broker-dealer, such holder cannot rely on the position of the staff of the Commission enumerated in certain no-action letters issued to third parties and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction, unless an exemption from registration is otherwise available. Each broker-dealer that receives New Notes for its own account in exchange for Initial Notes, where such Initial Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Initial Notes where such Initial Notes were acquired by such broker-dealer as a result of market-making or other trading activities. Pursuant to the Registration Rights Agreement, the Company has agreed to make this Prospectus, as it may be amended or supplemented from time to time, available to broker-dealers for use in connection with any resale for the period required by the Securities Act. See "Plan of Distribution."

TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and the Letter of Transmittal, the Company will accept any and all Initial Notes validly tendered and not withdrawn prior to the Expiration Date. The Company will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of outstanding Initial Notes surrendered pursuant to the Exchange Offer. Initial Notes may be tendered only in integral multiples of $1,000.

     The form and terms of the New Notes are the same as the form and terms of the Initial Notes except that (i) the exchange will be registered under the Securities Act and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to any of the rights of holders of Initial Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The New Notes will evidence the same indebtedness as the Initial Notes (which they replace) and will be issued under, and be entitled to the benefits of, the Indenture, which also authorized the issuance of the Initial Notes, such that both series of Notes will be treated as a single class of debt securities under the Indenture.

     As of the date of this Prospectus, $125,000,000 in aggregate principal amount of the Initial Notes are outstanding and registered in the name of Cede & Co., as nominee for DTC. Only a registered holder of the Initial Notes (or such holder's legal representative or attorney-in-fact) as reflected on the records of the Trustee under the Indenture may participate in the Exchange Offer. There will be no fixed record date for determining registered holders of the Initial Notes entitled to participate in the Exchange Offer.

     Holders of the Initial Notes do not have any appraisal or dissenters' rights under the Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations of the Commission thereunder.

     The Company shall be deemed to have accepted validly tendered Initial Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Initial Notes for the purposes of receiving the New Notes from the Company.

     Holders who tender Initial Notes in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes described below, in connection with the Exchange Offer. See "-- Fees and Expenses."

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m., New York City Time on June , 1998, unless the Company, in its sole discretion, extends the Exchange
Offer, in which case the term "Expiration Date" shall mean the latest date and time to which the Exchange Offer is extended.

     In order to extend the Exchange Offer, the Company will (i) notify the Exchange Agent of any extension by oral or written notice, (ii) mail to the registered holders an announcement thereof and (iii) issue a press release or other public announcement which shall include disclosure of the approximate number of Initial Notes deposited to date, each prior to 9:00 a.m., New York City Time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which the Company may choose to make a public announcement of any delay, extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

     The Company reserves the right, in its sole discretion, (i) to delay accepting any Initial Notes, (ii) to extend the Exchange Offer or (iii) if any conditions set forth below under "-- Conditions" shall not have been satisfied, to terminate the Exchange Offer by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment by means of a prospectus supplement that will be distributed to the registered holders, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the amendment and the manner of disclosure to the registered holders, if the Exchange Offer would otherwise expire during such five to ten business day period.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest at a rate equal to 8 1/8% per annum. Interest on the New Notes will be payable semi-annually on March 1 and September 1 of each year, commencing September 1, 1998. Holders of New Notes will receive interest from the date of initial issuance of the Initial Notes. Holders of Initial Notes that are accepted for exchange will be deemed to have waived the right to receive any interest accrued on the Initial Notes.

PROCEDURES FOR TENDERING

     Only a registered holder of Initial Notes may tender such Initial Notes in the Exchange Offer. To tender in the Exchange Offer, a holder of Initial Notes must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile to the Exchange Agent at the address set forth below under "-- Exchange Agent" for receipt prior to the Expiration Date. In addition, either (i) certificates for such Initial Notes must be received by the Exchange Agent along with the Letter of Transmittal, (ii) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Initial Notes, if such procedure is available, into the Exchange Agent's account at the Depositary pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or (iii) the holder must comply with the guaranteed delivery procedures described below.

     The tender by a holder that is not withdrawn prior to the Expiration Date will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     THE METHOD OF DELIVERY OF INITIAL NOTES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDER. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. NO LETTER OF TRANSMITTAL OR INITIAL NOTES SHOULD BE SENT TO THE COMPANY. HOLDERS MAY REQUEST THEIR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO EFFECT THE ABOVE TRANSACTIONS FOR SUCH HOLDERS.

     Any beneficial owner(s) of the Initial Notes whose Initial Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Initial Notes, either make appropriate arrangements to register ownership of the Initial Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal described below (see "-- Withdrawal of Tenders"), as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Initial Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be made by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act which is a member of one of the recognized signature guarantee programs identified in the Letter of Transmittal (an "Eligible Institution").

     If the Letter of Transmittal is signed by a person other than the registered holder of any Initial Notes listed therein, such Initial Notes must be endorsed or accompanied by a properly completed bond power, signed by such registered holder as such registered holder's name appears on such Initial Notes.

     If the Letter of Transmittal or any Initial Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

     The Exchange Agent and the Depositary have confirmed that any financial institution that is a participant in the Depositary's system may utilize the Depositary's Automated Tender Offer Program to tender Initial Notes. All questions as to the validity, form, eligibility (including time of receipt), compliance with conditions, acceptance and withdrawal of tendered Initial Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Initial Notes not properly tendered or any Initial Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Notes must be cured within such time as the Company shall determine. Although the Company intends to notify holders of defects or irregularities with respect to tenders of Initial Notes, neither the Company, the Exchange Agent nor any other person shall incur any liability for failure to give such notification. Tenders of Initial Notes will not be deemed to have been made until such defects or irregularities have been cured or waived.

     While the Company has no present plan to acquire any Initial Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any Initial Notes that are not tendered pursuant to the Exchange Offer, the Company reserves the right in its sole discretion to purchase or make offers for any Initial Notes that remain outstanding subsequent to the Expiration Date or, as set forth below under "-- Conditions," to terminate the Exchange Offer and to the extent permitted by applicable law, purchase Initial Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

     By tendering, each holder of Initial Notes will represent to the Company that, among other things (i) New Notes to be acquired by such holder of Initial Notes in connection with the Exchange Offer are being acquired by such holder in the ordinary course of business of such holder, (ii) such holder has no arrangement or understanding with any person to participate in the distribution of the New Notes, (iii) such holder acknowledges and agrees that any person who is a broker-dealer registered under the Exchange Act or is participating in the Exchange Offer for the purposes of distributing the New Notes must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the New Notes acquired by such person and cannot rely on the position of the staff of the Commission set forth in certain no-action letters, (iv) such holder understands that a secondary resale transaction described in clause (iii) above and any resales of New Notes obtained by such holder in exchange for Initial Notes acquired by such holder directly from the Company should be covered by an effective registration statement containing the selling securityholder information required by Item 507 or Item 508, as applicable, of Regulation S-K of the Commission and (v) such holder is not an "affiliate," as defined in Rule 405 under the Securities Act, of the Company. If the holder is a broker-dealer that will receive New Notes for such holder's own account in exchange for Initial Notes that were acquired as a result of market-making activities or other trading activities, such holder will be required to acknowledge in the Letter of Transmittal that such holder will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such New Notes; however, by so acknowledging and by delivering a prospectus, such holder will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer may be deemed to be an "underwriter" within the meaning of the Securities Act.

RETURN OF INITIAL NOTES

     If any tendered Initial Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer or if Initial Notes are withdrawn or are submitted for a greater principal amount than the holders desire to exchange, such unaccepted, withdrawn or non-exchanged Initial Notes will be returned without expense to the tendering holder thereof (or, in the case of Initial Notes tendered by book-entry transfer into the Exchange Agent's account at the Depositary pursuant to the book-entry transfer procedures described below, such Initial Notes will be credited to an account maintained with the Depositary) as promptly as practicable.

BOOK-ENTRY TRANSFER

     The Exchange Agent will make a request to establish an account with respect to the Initial Notes at the Depositary for purposes of the Exchange Offer within two business days after the date of this Prospectus, and any financial institution that is a participant in the Depositary's systems may make book entry delivery of Initial Notes by causing the Depositary to transfer such Initial Notes into the Exchange Agent's account at the Depositary in accordance with the Depositary's procedures for transfer. However, although delivery of Initial Notes may be effected through book-entry transfer at the Depositary, the Letter of Transmittal or facsimile thereof, with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received by the Exchange Agent at the address set forth below under "-- Exchange Agent" on or prior to the Expiration Date or pursuant to the guaranteed delivery procedures described below.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Initial Notes and (i) whose Initial Notes are not immediately available or (ii) who cannot deliver their Initial Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

          (a) The tender is made through an Eligible Institution;

          (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company setting forth the name and address of the holder, the certificate number(s) of such Initial Notes and the principal amount of Initial Notes tendered, stating that the tender is being made thereby and guaranteeing that, within five New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or a facsimile thereof), together with the certificate(s) representing the Initial Notes in proper form for transfer or a Book-Entry Confirmation, as the case may be, and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) Such properly executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Initial Notes in proper form for transfer and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Initial Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Initial Notes may be withdrawn at any time prior to the Expiration Date.

     To withdraw a tender of Initial Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Notes to be withdrawn (the "Depositor"), (ii) identify the Initial Notes to be withdrawn (including the certificate number or numbers and principal amount of such Initial Notes) and
(iii) be signed by the holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Notes were tendered (including any required signature guarantees). All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company in its sole discretion, whose determination shall be final and binding on all parties. Any Initial Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Notes will be issued with respect thereto unless the Initial Notes so withdrawn are validly retendered. Properly withdrawn Initial Notes may be retendered by following one of the procedures described above under "The Exchange
Offer -- Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

     Notwithstanding any other term of the Exchange Offer, the Company shall not be required to accept for exchange, or exchange the New Notes for any Initial Notes, and may terminate the Exchange Offer as provided herein before the acceptance of such Initial Notes, if the Exchange Offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the Commission.

     If the Company reasonably determines that such condition (that the Exchange Offer does not violate applicable law, rules, regulations or interpretation of the Staff) is not satisfied, the Company may (i) refuse to accept any Initial Notes and return all tendered Initial Notes to the tendering holders or (ii) extend the Exchange Offer and retain all Initial Notes tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of holders to withdraw such Initial Notes (see "-- Withdrawal of Tenders").

LIQUIDATED DAMAGES

     The Company and the Initial Purchasers entered into the Registration Rights Agreement pursuant to which the Company agreed that it will, at its cost, for the benefit of the Holders, (i) to the extent not prohibited by any applicable law or applicable interpretation of the staff of the Commission (A) prepare and, on or prior to 90 days (the "Filing Date") after the date of original issuance of the Initial Notes (the "Issue Date"), file with the Commission a Registration Statement under the Securities Act with respect to an offer by the Company to the holders of the Initial Notes (the "Exchange Offer") to issue and deliver to such holders, in exchange for the Initial Notes, a like principal amount of notes (the "New Notes") identical to the Initial Notes in all material respects, except that such notes will not have provisions regarding restrictions on transfer, (B) use their best efforts to cause the Registration Statement relating to the Exchange Offer to be declared effective by the Commission under the Securities Act on or prior to 150 days after the Issue Date, and (C) commence the Exchange Offer and use their best efforts to issue, on or prior to the date (the "Consummation Date") that is 30 days immediately following the date that the Exchange Registration Statement shall have been declared effective, the New Notes. The offer and sale of the New Notes pursuant to the Exchange Offer shall be registered pursuant to the Securities Act on an appropriate form (the "Exchange Registration Statement") and duly registered or qualified under all applicable state securities or Blue Sky laws and will comply with all applicable tender offer rules and regulations under the Exchange Act and state securities or Blue Sky laws. The Exchange Offer shall not be subject to any condition, other than that the Exchange Offer does not violate any applicable law or interpretation of the staff of the Commission.

     If (i) the Company is not permitted to file the Exchange Offer Registration Statement or to consummate the Exchange Offer because the Exchange Offer is not permitted by any applicable law or applicable interpretation of the Staff of the Commission or (ii) any holder of a Initial Note notifies the Company on or prior to the 20th day following the Issue Date that (A) such holder is prohibited by law or Commission policy from participating in the Exchange Offer, (B) New Notes acquired by it in the Exchange Offer to the public without delivering a prospectus and the Prospectus contained in the Exchange Registration Statement is not appropriate or available for such resales by such holder or (C) such holder is a broker-dealer and owns Initial Notes acquired directly from the Company or any of its Affiliates (each such event referred to in clauses (i) and (ii), a "Shelf Filing Event"), the Company shall at its own expense use its best efforts to cause to be filed on or prior to 30 days after the date on which the Company determines that it is not required to file the Exchange Offer Registration Statement pursuant to clause (i) above or 30 days after the date on which the

Company receives the notice specified in clause (ii) above, a shelf registration statement pursuant to Rule 415 under the Act (which may be an amendment to the Exchange Offer Registration Statement (in either event, the "Shelf Registration Statement")), relating to all Initial Notes the holders of which have provided to the Company in writing, within 15 days after receipt of a request therefor, the information specified in item 507 of Regulation S-K of the Act and such other information as the Company shall reasonably request and shall use its best efforts to have the Shelf Registration Statement declared effective by the Commission on or prior to 90 days after the filing thereof. In such circumstances, the Company shall use its best efforts to keep the Shelf Registration Statement continuously effective under the Securities Act, until
(A) two years following the Issue Date or (B) if sooner, the date immediately following the date that all Transfer Restricted Notes (as defined) covered by the Shelf Registration Statement have been sold pursuant thereto or otherwise cease to be Transfer Restricted Notes (the "Effectiveness Period").

     For purposes of the foregoing, a "Transfer Restricted Note" means each Initial Note, until the earliest to occur of (a) the date on which such Initial
Note is exchanged in the Exchange Offer and entitled to be resold to the public by the holder thereof without complying with the prospectus delivery requirements of the Act, (b) the date on which such Initial Note has been disposed of in accordance with a Shelf Registration Statement, (c) the date on which such Initial Note is disposed of by a broker-dealer pursuant to the "Plan of Distribution" section hereof (including delivery of the Prospectus contemplated therein) or (d) the date on which such Initial Note is distributed to the public pursuant to Rule 144 under the Act.

     If the Company fails to comply with the above provisions or if the Exchange Offer Registration Statement or the Shelf Registration statement fails to become effective, then, liquidated damages (the "Liquidated Damages") shall become payable in respect of the Initial Notes as follows:

          If (i) any Registration Statement required by the Registration Rights Agreement is not filed with the Commission on or prior to the date specified for such filing in the Registration Rights Agreement, (ii) any such Registration Statement has not been declared effective by the Commission on or prior to the date specified for such effectiveness in the Registration Rights Agreement (the "Effectiveness Target Date"), (iii) the Exchange Offer has not been consummated within 30 Business Days after the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (iv) any Registration Statement required by the Registration Rights Agreement is filed and declared effective but shall thereafter cease to be effective or fail to be usable in connection with resales of Transfer Restricted Notes during the periods specified herein and is not succeeded within 30 days by another effective Registration Statement or by a post-effective amendment to such Registration Statement that cures such failure and that is itself declared effective immediately; provided that such Registration Statement shall not cease to be effective or useable in connection with resales of Transfer Restricted Securities for more than 30 days in any calendar year (each such event referred to in clauses (i) through (iv), a "Registration Default"), then the Company hereby agrees to pay Liquidated Damages to each holder of Transfer Restricted Notes with respect to the first 90-day period immediately following the occurrence of such Registration Default, in an amount equal to $.05 per week per $1,000 principal amount of Transfer Restricted Notes held by such holder for each week or portion thereof that the Registration Default continues. The amount of the Liquidated Damages shall increase by an additional $.05 per week per $1,000 in principal amount of Transfer Restricted Notes with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Transfer Restricted Notes; provided that the Company and the Guarantors shall in no event be required to pay Liquidated Damages for more than one Registration Default at any given time. Notwithstanding anything to the contrary set forth herein, (1) upon filing of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (i) above, (2) upon the effectiveness of the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement), in the case of (ii) above,
     (3) upon consummation of the Exchange Offer, in the case of (iii) above, or
     (4) upon the filing of a post-effective amendment to the Registration Statement or an additional Registration Statement that causes the Exchange Offer Registration Statement (and/or, if applicable, the Shelf Registration Statement) to again be declared effective or made usable in the case of (iv) above, the Liquidated Damages payable with respect to the Transfer Restricted Notes as a result of such clause (i), (ii), (iii) or (iv), as applicable, shall cease.

          All accrued Liquidated Damages shall be paid by wire transfer of immediately available funds or by federal funds check and to holders of certificated securities by wire transfer to the accounts specified by them or by mailing checks to their registered addresses if no such accounts have been specified. All obligations of the Company set forth in the preceding paragraph that are outstanding with respect to any Transfer Restricted Note at the time such security ceases to be a Transfer Restricted Note shall survive until such time as all such obligations with respect to such security shall have been satisfied in full.

     No holder of Transfer Restricted Notes shall be entitled to Liquidated Damages payable in connection with any Shelf Registration Statement unless and until such holder shall have provided certain information reasonably requested by the Company for use in connection with such Shelf Registration Statement.

     The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and is subject to, and is qualified in its entirety by, all the provisions of the Registration Rights Agreement, a copy of which will be available upon request to the Company.

TERMINATION OF CERTAIN RIGHTS

     All rights under the Registration Rights Agreement (including registration rights) of holders of the Initial Notes eligible to participate in the Exchange Offer will terminate upon consummation of the Exchange Offer except with respect to the Company's continuing obligations (i) to indemnify such holders (including any broker-dealers) and certain parties related to such holders against certain liabilities (including liabilities under the Securities Act), (ii) to provide, upon the request of any holder of a transfer-restricted Initial Note, the information required by Rule 144A(d)(4) under the Securities Act in order to permit resales of such Initial Notes pursuant to Rule 144A and (iii) to provide copies of the latest version of the Prospectus to broker-dealers upon their request for the period required by the Securities Act.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent of the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notice of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

By Hand Or Overnight Delivery:     Facsimile Transmissions:       By Registered or Certified
                                 (Eligible Institutions Only)                Mail:
     The Bank of New York                                            The Bank of New York
      101 Barclay Street                (212) 815-6339              101 Barclay Street, 7E
Corporate Trust Services Window                                    New York, New York 10286
         Ground Level               To Confirm by Telephone        Attention: Reorganization
   Attention: Reorganization       or for Information Call:                Section,
           Section,                                                       Odell Romeo
          Odell Romeo                   (212) 815-6337

     DELIVERY TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA A FACSIMILE NUMBER OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

FEES AND EXPENSES

     The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

     The Company has not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith.

     The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company and are estimated in the aggregate to be approximately $4.1 million. Such expenses include registration fees, fees and expenses of the Exchange Agent and the Trustee, accounting and legal fees and printing costs, among others.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Initial Notes pursuant to the Exchange Offer. If, however, a transfer tax is imposed for any reason other than the exchange of the Initial Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCE OF FAILURES TO EXCHANGE

     Participation in the Exchange Offer is voluntary. Holders of the Initial Notes are urged to consult their financial and tax advisors in making their own decisions on what action to take, and the Company takes no position with respect to the advisability of the Exchange Offer.

     The Initial Notes that are not exchanged for the New Notes pursuant to the Exchange Offer will remain restricted securities. Accordingly, such Initial Notes may be resold only (i) to a person whom the seller reasonably believes is a QIB in a transaction meeting the requirements of Rule 144A, (ii) in a transaction meeting the requirements of Rule 144 under the Securities Act, (iii) outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act, (iv) in accordance with another exemption from the registration requirements of the Securities Act (and based upon an opinion of counsel if the Company so requests), (v) to the Company or (vi) pursuant to an effective registration statement and, in each case, in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

ACCOUNTING TREATMENT

     For accounting purposes, the Company will recognize no gain or loss as a result of the Exchange Offer. The expenses of the Exchange Offer will be amortized over the term of the New Notes.

                                USE OF PROCEEDS

     The net proceeds from the sale of the Initial Notes were used to repay a portion of existing indebtedness outstanding under the Credit Facility. The proceeds from the Credit Facility were used principally to finance the Company's acquisition of Medex on January 2, 1997. The outstanding principal amount of indebtedness under the Credit Facility was $27.0 million as of May 2, 1998. For the three months ended May 2, 1998, the weighted average interest rate on the loans under the Credit Facility was 6.3%. Amounts borrowed under the Credit Facility mature November 12, 2001.

     The Company will not receive any proceeds from the Exchange Offer. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Initial Notes in like principal amount, the terms of which are identical to the New Notes except that (i) the exchange will have been registered under the Securities Act, and, therefore, the New Notes will not bear legends restricting the transfer thereof and (ii) holders of the New Notes will not be entitled to certain rights of holders of the Initial Notes under the Registration Rights Agreement, which rights will terminate upon the consummation of the Exchange Offer. The Initial Notes surrendered in exchange for New Notes will be retained by the Company and the Exchange Offer will not result in any increase in the indebtedness of the Company.

                                 CAPITALIZATION

     The following table sets forth as of May 2, 1998 the capitalization of the Company. The table should be read in conjunction with the historical consolidated financial statements of the Company, together with the related notes thereto, included elsewhere herein.

                                                               AS OF MAY 2,
                                                                   1998
                                                              --------------
                                                              (IN THOUSANDS)
Long-term debt (including current portion):
  Credit Facility(1)........................................     $  27,00
  Industrial revenue bonds..................................        6,175
  8 1/8% Senior Subordinated Notes due 2008.................      125,000
  Other.....................................................        1,733
                                                                 --------
          Total long-term debt..............................      159,908
Shareholders' equity........................................       85,650
                                                                 --------
          Total capitalization..............................     $245,558
                                                                 ========

---------------
(1) The Credit Facility provides for revolving loans in an aggregate principal amount of up to $200.0 million. See "Description of Certain Indebtedness."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table presents selected consolidated financial information and certain other data for the Company for the periods indicated. The financial information and other data are derived from the Company's audited consolidated financial statements for each of the fiscal years ended January 29, 1994, January 28, 1995, February 3, 1996, February 1, 1997, and January 31, 1998 which were audited by Ernst & Young LLP, independent auditors. The financial information and other data for the three months ended May 3, 1997 and May 2, 1998 are derived from the Company's unaudited financial statements and, in the opinion of management, contain all adjustments (consisting solely of normal recurring accruals) necessary for a fair presentation of the Company's consolidated financial position at such dates and results of operations and cash flows for such periods. The results of operations for fiscal 1997 and fiscal 1998 include the results of Medex from the date of its acquisition, January 2, 1997. The results of operations for the three months ended May 2, 1998 are not necessarily indicative of results to be expected for the Company's full fiscal year. The following financial information and other data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Consolidated Financial Statements and the related notes thereto, and the other information included elsewhere in this Prospectus.

                                                                FISCAL YEARS ENDED                            THREE MONTHS ENDED
                                        -------------------------------------------------------------------   -------------------
                                        JANUARY 29,   JANUARY 28,   FEBRUARY 3,   FEBRUARY 1,   JANUARY 31,    MAY 3,     MAY 2,
                                           1994          1995          1996          1997          1998         1997       1998
                                        -----------   -----------   -----------   -----------   -----------   --------   --------
STATEMENT OF OPERATIONS DATA:
Net sales.............................   $285,194      $312,060      $344,886      $ 390,105     $485,631     $119,649   $119,805
Cost of sales.........................    204,727       217,827       249,102        281,581      329,325       81,330     82,539
                                         --------      --------      --------      ---------     --------     --------   --------
Gross profit..........................     80,467        94,233        95,784        108,524      156,306       38,319     37,266
Selling, general and administrative
  expenses............................     66,458        77,368        78,337         84,325      115,555       28,139     27,561
Write-off of acquired in-process
  research and development(1).........         --            --            --         53,700           --           --         --
Nonrecurring charges(1)...............         --            --            --          4,329         (660)          --       (417)
Other (income) expense................     (1,436)       (2,092)       (3,282)        (4,265)      (1,114)        (247)      (721)
Interest expense, net.................      2,477         1,360         2,315          2,669       10,788        2,886      2,932
                                         --------      --------      --------      ---------     --------     --------   --------
Income (loss) before income taxes.....     12,968        17,597        18,414        (32,234)      31,737        7,541      7,911
Provision for income taxes............      4,798         6,159         5,245          7,517        9,997        2,564      2,492
                                         --------      --------      --------      ---------     --------     --------   --------
Net income (loss).....................   $  8,170      $ 11,438      $ 13,169      $ (39,751)    $ 21,740     $  4,977   $  5,419
                                         ========      ========      ========      =========     ========     ========   ========
OTHER DATA:
EBITDA(2).............................  2$7,652...     $ 32,458      $ 35,804      $  45,623     $ 64,185     $ 16,064   $ 16,227
Capital expenditures..................      8,458        12,912        13,570         18,936       13,401        2,892      5,166
Depreciation and amortization.........     12,207        13,501        15,075         17,159       22,320        5,637      5,801
Net cash provided by operating
  activities..........................     20,823         7,852        25,517         44,023       50,325       12,129      3,543
Net cash used in investing
  activities..........................       (585)      (12,565)      (47,614)      (171,079)     (19,014)      (2,586)    (2,805)
Net cash provided by (used in)
  financing activities................     (9,761)       (8,264)       15,706        127,697      (29,952)      (3,553)     4,223
Ratio of earnings to fixed
  charges(3)..........................       6.2x         13.9x          9.0x             --         3.9x         3.6x       3.7x
Ratio of EBITDA to interest expense,
  net.................................      11.2x         23.9x         15.5x          17.1x         5.9x         5.6x       5.5x
Ratio of total debt to EBITDA.........       1.0x          0.6x          1.1x           3.9x         2.3x        10.9x       9.9x
BALANCE SHEET DATA:
Working capital.......................   $ 51,639      $ 54,725      $ 60,426      $  78,824     $ 72,444     $ 83,579   $ 86,290
Total assets..........................    175,224       179,873       211,484        343,351      346,349      342,488    375,413
Total debt............................     26,763        20,756        38,721        177,984      149,623      174,986    159,908
Shareholders' equity..................     80,815        91,599       102,882         61,344       81,139       64,957     85,650

---------------
(1) In connection with the acquisition of Medex, the Company wrote-off $53.7 million of acquired in-process research and development and recorded nonrecurring charges of $4.3 million for expenses related to severance and facility rationalization.

(2) "EBITDA," as presented, represents income (loss) before income taxes plus depreciation and amortization, interest expense, net, write-off of acquired in-process research and development and nonrecurring charges. EBITDA is included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income (loss) as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(3) For purposes of this computation, earnings consist of income (loss) before income taxes plus fixed charges. Income before income taxes is stated after amortization of goodwill, depreciation, other non-cash charges and interest expense, net. Fixed charges consist of interest expense, net. Earnings were insufficient to cover fixed charges by $29.6 million for fiscal 1997 due to the write-off of acquired in-process research and development and nonrecurring charges.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

     The following is a summary of certain indebtedness of the Company which will be outstanding following the consummation of the Exchange Offer. To the extent the summary contains descriptions of the terms of such indebtedness, such descriptions do not purport to be complete and are qualified in their entirety by reference to the Credit Facility described below or other credit documents entered into in connection with the Credit Facility, which are available upon request from the Company.

     The Company is party to a Credit Agreement (the "Credit Facility") among a syndicate of financial institutions (the "Lenders") and The Bank of New York ("BNY") as the Administrative Agent. On February 3, 1998, in connection with the offering of the Initial Notes, the Company amended the Credit Facility to, among other things, reduce the maximum principal amount available under the Credit Facility from $250.0 million to $200.0 million. The following is a summary of the material provisions of the Credit Facility, as amended, and is subject to the detailed provisions of the Credit Facility and the various related documents entered into therewith.

     General. The Credit Facility provides up to a maximum principal amount of $200.0 million, which includes a sublimit for borrowings in certain foreign currencies. Amounts borrowed under the Credit Facility mature November 12, 2001.

     Interest Rates; Fees. Borrowings under the Credit Facility bear interest, at the Company's option, at a rate per annum equal to either: (i) The greater of
(a) BNY's prime commercial lending rate as publicly announced to be in effect from time to time and (b) 1/2% plus the federal funds rate (as published by Federal Reserve Bank of New York) (the "Base Rate"); or (ii) LIBOR (adjusted for reserves) plus an applicable margin subject to performance grid pricing based on the leverage ratio of total debt to EBITDA (as defined) for interest periods of one, two, three or six months; or (iii) with respect to swing line loans, at the Base Rate or a rate negotiated between BNY and the Company. Any amounts not paid when due bear interest at the rate otherwise applicable plus 2%.

     The Credit Facility provides for the payment of a commitment fee based on the average daily unused amount of the Facility, and subject to a certain rate per annum determined by performance grid pricing based on the leverage ratio of total debt to EBITDA.

     Security. The obligations under the Credit Facility and the related documents are unsecured.

     Voluntary Prepayments. Loans under the Credit Facility may be prepaid at any time in whole, or from time to time in part, without premium or penalty, subject to certain minimum amounts and payments of any breakage costs. All prepayments would be accompanied by payment of accrued interest on the amount prepaid to the date of prepayment.

     Mandatory Prepayments. The Company is required to prepay loans made under the Credit Agreement, in the amounts and as otherwise set forth in the Credit Agreement, in the event of certain asset sales (including prior to making any asset sale offer to the holders of the Notes) and the issuance of equity securities or refinancing debt.

     Conditions and Covenants. The obligations of the Lenders under the Credit Facility are subject to the satisfaction of certain conditions precedent to number of affirmative and negative covenants that, among other things, restrict the ability of the Company to dispose of assets, incur additional indebtedness, pay dividends or make other payments on subordinated debt or on equity, create liens on assets, make investments, capital expenditures, engage in mergers or acquisitions, or transactions with affiliates, and which require the compliance with certain financial covenants (including leverage ratios, fixed charge coverage ratio, minimum revenues from certain lines of business and minimum consolidated net worth).

     Events of Default. Events of default under the Credit Agreement include, among other things: (i) failure to make payments when due; (ii) breaches of representations and warranties; (iii) default in the performance of covenants;
(iv) default under certain other agreements governing indebtedness (including the Indenture); (v) certain events of bankruptcy; (vi) failure to satisfy certain ERISA requirements; (vii) certain judgments; (viii) the voluntary prepayment or redemption of, or making of any other payments on, the Notes (except required payments subject to the subordination provisions of the Indenture); and (ix) the designation of any indebtedness as Senior Debt under the Indenture without the consent of requisite lenders.

                            DESCRIPTION OF THE NOTES

GENERAL

     The Initial Notes were issued and the New Notes will be issued pursuant to an Indenture (the "Indenture") by and among the Company and The Bank of New York, as trustee (the "Trustee"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Notes are subject to all such terms, and Holders of Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of certain provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the Indenture and Registration Rights Agreement are available as set forth under "-- Additional Information." The definitions of certain terms used in the following summary are set forth below under "-- Certain Definitions." For purposes of this summary, the term "Company" refers only to Furon Company and not to any of its Subsidiaries.

     The Notes are general unsecured obligations of the Company and are subordinated in right of payment to all current and future Senior Debt, including permitted borrowings under the Credit Facility. The Notes will rank pari passu in right of payment with all senior subordinated Indebtedness of the Company issued in the future, if any, and senior in the right of payment to all subordinated Indebtedness of the Company issued in the future, if any. The principal amount of Senior Debt outstanding at May 2, 1998 was approximately $27.0 million. The Indenture permits the incurrence of additional indebtedness, including additional Senior Debt, subject to certain restrictions.

     As of the Issue Date, all of the Company's Subsidiaries were Restricted Subsidiaries. Under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

     The Notes are limited in aggregate principal amount to $125.0 million, and mature on March 1, 2008. Interest on the Notes accrues at the rate of 8.125% per annum and is payable semi-annually in arrears on March 1 and September 1 commencing on September 1, 1998, to Holders of record on the immediately preceding February 15 and August 15. Interest on the Notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest and Liquidated Damages, if any, on the Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of $1,000 or more principal, premium, if any, interest and Liquidated Damages, if any, with respect to Notes the Holders of which have given wire transfer instructions to the Company at least ten Business Days prior to the applicable payment date will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by the Company, the Company's office or agency in New York will be the principal corporate trust office of the Trustee maintained for such purpose. The Notes will be issued in denominations of $1,000 and integral multiples thereof.

SUBORDINATION

     The payment of principal of, premium, if any, interest on the Notes, Liquidated Damages, if any, Change of Control Payments or other obligations of the Company in respect of the Notes (collectively, the "Senior Subordinated Note Payments") is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full, in cash or Cash Equivalents, of all Senior Debt, whether outstanding on the date of the Indenture or thereafter incurred.

     Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, in an assignment for the benefit of creditors or any marshaling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full, in cash or Cash Equivalents, of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt (whether or not an allowable claim in such proceeding)) before the Holders of Notes will be entitled to receive any payment with respect to the Notes, and until all Obligations with respect to Senior Debt are paid in full, in cash or Cash Equivalents, any distribution to which the Holders of Notes would be entitled shall be made to the holders of Senior Debt (except that Holders of Notes may receive and retain (i) Permitted Junior Securities and (ii) payments made from the trust described under "-- Legal Defeasance and Covenant Defeasance").

     The Company also may not make any Senior Subordinated Note Payment or any deposit pursuant to provisions described under "-- Legal Defeasance and Covenant Defeasance" (except in Permitted Junior Securities or from the trust described under "-- Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or (ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the representative of the holders of any Designated Senior Debt. Payments on the Notes may and shall be resumed (a) in the case of a payment default, upon the date on which such default is cured or waived and (b) in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Debt has been accelerated. No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of at least 90 consecutive days.

     The Indenture further requires that the Company promptly notify holders of Senior Debt if payment of the Notes is accelerated because of an Event of Default.

     As a result of the subordination provisions described above, in the event of a liquidation or insolvency, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt. The principal amount of Senior Debt outstanding at May 2, 1998 was approximately $27.0 million. The Indenture limits, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

OPTIONAL REDEMPTION

     The Notes are not redeemable at the Company's option prior to March 1, 2003. Thereafter, the Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2003..............................................     104.063%
2004..............................................     102.708%
2005..............................................     101.354%
2006 and thereafter...............................     100.000%

     Notwithstanding the foregoing, at any time prior to March 1, 2001, the Company may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Notes originally issued under the Indenture at a redemption price of 108.125% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of any Public Equity Offering; provided that at least 65% of the aggregate principal amount of Notes originally issued on the Issue Date remain outstanding immediately after each occurrence of such redemption; and provided, further, that each such redemption shall occur within 60 days of the date of the closing of such Public Equity Offering.

SELECTION AND NOTICE

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

MANDATORY REDEMPTION

     Except as set forth below under "-- Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

REPURCHASE AT THE OPTION OF HOLDERS

  Change of Control

     Upon the occurrence of a Change of Control, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the purchase date (the "Change of Control Payment"). Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     On the Change of Control Payment Date, the Company will, to the extent lawful, (1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each such new Note will be in a principal amount of $1,000 or an integral multiple thereof. The Indenture provides that, prior to complying with the provisions of this covenant, but in any event within 60 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     The Credit Facility limits the ability of the Company to purchase any Notes and also provides that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit facility or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company's failure to purchase tendered Notes would constitute an Event of Default under the Indenture which would, in turn, constitute a default under the Credit Facility. In such circumstances, the subordination provisions in the Indenture would likely restrict payments to the Holders of Notes. See "-- Subordination."

     The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

  Asset Sales

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee), of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary of the Company (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Guarantee thereof) that are assumed by the transferee of any such assets pursuant to customary assumption and indemnity agreements that releases the Company or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received) within 30 days after consummation of such Asset Sale, shall be deemed to be cash for purposes of this provision.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or the Restricted Subsidiary, as applicable, may apply such Net Proceeds, at its option, (a) to repay Senior Debt under any Credit Facility or
(b) to the acquisition of a controlling interest in a Permitted Business, the making of a capital expenditure or the acquisition of other assets, of which substantially all are long-term, that are used or useful in a Permitted Business or the acquisition of all or substantially all of the assets of a Permitted Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce Senior Debt under any Credit Facility or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph shall be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company shall be required to make an offer to all Holders of

Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Notes surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

CERTAIN COVENANTS

  Restricted Payments

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any dividend, payment or distribution on account of such Equity Interests in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or a Restricted Subsidiary of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) any Equity Interests of the Company or any direct or indirect parent of the Company or other Affiliate of the Company (other than any such Equity Interests owned by the Company or a Wholly Owned Restricted Subsidiary of the Company); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Obligations, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses
(i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

          (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

          (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "-- Certain
     Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock";
     and

          (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and any of its Restricted Subsidiaries after the Issue Date (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (v), (vi), (vii) or (viii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter immediately following the Issue Date to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate Net Cash Proceeds received by the Company as a contribution to its common equity capital or from the issue or sale since the Issue Date of Equity Interests of the Company (other than Disqualified Stock), or of Disqualified Stock or debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent not already included in Consolidated Net

     Income of the Company for such period without duplication, any Restricted Investment that was made by the Company or any of its Restricted Subsidiaries after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) 50% of any dividends received by the Company or a Wholly Owned Restricted Subsidiary after the Issue Date from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in Consolidated Net Income of the Company for such period, plus (v) to the extent not already included pursuant to clause (iii) above and to the extent that any Unrestricted Subsidiary is redesignated as a Restricted Subsidiary after the Issue Date, the lesser of (A) the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation or (B) such fair market value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary, plus
     (vi) to the extent that any Restricted Investment made after the Issue Date becomes a Permitted Investment, the lesser of (A) the fair market value of such Restricted Investment as of the date such Restricted Investment becomes a Permitted Investment, or (B) the initial amount of such Restricted Investment.

     The foregoing provisions shall not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of Subordinated Obligations or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)
(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of Subordinated Obligations with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend or distribution by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis; (v) the loan of cash to any Company-sponsored employee stock ownership plan for the purpose of acquiring Equity Interests of the Company; provided that the aggregate amount of all such loans shall not exceed $1,500,000 in any twelve-month period; (vi) contributions by the Company to a Company-grantor employee benefit trust for the purpose of repurchasing, redeeming or otherwise acquiring for value any Equity Interests of the Company by such trust, provided that contributions made after the Issue Date do not exceed at any time (x) the aggregate amount deducted after the Issue Date from the Company's or any of its Restricted Subsidiaries' employee wages for such employee benefit plus (y) $5,000,000; (vii) loans and advances to officers, directors and employees for business related travel, relocation expenses and similar expenses, in each case in the ordinary course of business; and (viii) other Restricted Payments in an aggregate amount since the Issue Date not to exceed $10.0 million, provided that, with respect to clauses
(ii), (iii), (v), (vi), (vii) and (viii) above, no Default or Event of Default shall have occurred and be continuing immediately after such transaction.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary of the Company, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment which exceeds $1.0 million shall be determined by the Board of Directors of the Company, such determination to be based upon an opinion or appraisal issued by an Independent Financial Advisor if such fair market value exceeds $5.0 million. The Company shall deliver to the Trustee all resolutions of the Board of Directors of the Company with respect to the valuation of non-cash Restricted Payments not previously delivered to the Trustee each time the aggregate amount of non-cash Restricted Payments for which resolutions have not been delivered to the Trustee exceeds $5.0 million. Not later than the date of making any Restricted Payment in excess of $5.0 million, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant described above under the caption
"-- Certain Covenants -- Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     Any designation of an Unrestricted Subsidiary by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors of the Company giving effect to such designation and an Officers' Certificate certifying that such designation complied with the terms of the Indenture governing the designation of Unrestricted Subsidiaries and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary fails to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain
Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (i) such Indebtedness is permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period, and (ii) no Default or Event of Default would be in existence immediately following such designation.

  Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company shall not issue any Disqualified Stock and shall not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired
Debt) or the Company may issue shares of Disqualified Stock if the Company's Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.00 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant shall not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

          (i) the incurrence by the Company of Indebtedness under one or more Credit Facilities, letters of credit and related guarantees under any such Credit Facility; provided that the aggregate principal amount of all Indebtedness (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) outstanding under such Credit Facilities after giving effect to such incurrence, does not exceed $150.0 million, less the aggregate amount of Asset Sale proceeds applied to reduce any amount borrowed under any Credit Facility pursuant to the provisions described under the caption
     "-- Repurchase at the Option of Holders -- Asset Sales"; provided that the Company may incur an additional $50.0 million of Indebtedness under such Credit Facilities, provided such additional Indebtedness may be incurred pursuant to the Fixed Charge Coverage Ratio under the first paragraph of this covenant;

          (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness;

          (iii) the incurrence by the Company of Indebtedness represented by the Notes issued on the Issue Date;

          (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace Indebtedness incurred pursuant to this clause (iv), not to exceed 5% of Tangible Net Assets at any time outstanding;

          (v) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in respect of Indebtedness that was permitted by the Indenture to be incurred by such entity other than pursuant to clause (vi) below;

          (vi) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (i) if the Company is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes and the Indenture and (ii)(A) any subsequent event or issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vi);

          (vii) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations that are incurred in the normal course of business or as required by any Credit Facility for the purpose of fixing or hedging currency, commodity or interest rate risk (including with respect to any floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding) in connection with the conduct of their respective businesses and not for speculative purposes;

          (viii) the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant "-- Incurrence of Indebtedness and Issuance of Preferred Stock," provided that any such guarantee of Indebtedness is a Permitted Investment or otherwise permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments";

          (ix) Indebtedness incurred by the Company or any Restricted Subsidiary under performance bonds, letter of credit obligations to provide security for worker's compensation claims, trade payables, payment obligations in connection with self-insurance or similar requirements and bank overdrafts incurred in the ordinary course of business; provided that any Obligations arising in connection with such bank overdraft Indebtedness is extinguished within five Business Days;

          (x) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness pursuant to this clause (x), not to exceed $25.0 million;

          (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt and Preferred Stock, provided, however, that if any such Indebtedness or Preferred Stock ceases to be Non-Recourse Debt and Preferred Stock of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company that was not permitted by this clause (xi); and

          (xii) the incurrence by a Restricted Subsidiary that is a Foreign Subsidiary of Indebtedness in an amount not to exceed 75% of the net book value of the non-Affiliate accounts receivable of such Restricted Foreign Subsidiary determined in accordance with GAAP.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xii) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness shall be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

  Liens

     The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness which is pari passu or subordinate to the Notes or trade payables, unless the Notes are equally and ratably secured with the obligations so secured until such time as such obligations are no longer secured by any Lien; provided that in any case involving a Lien securing indebtedness subordinated to the Notes, such Lien is subordinated to the Lien securing the Notes to the same extent that such subordinated indebtedness is subordinated to the Notes.

  Dividend and Other Payment Restrictions Affecting Subsidiaries

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to (i)(x) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (y) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the Issue Date, or as amended thereafter on terms, taken as a whole, no less favorable to the Holders of the Notes than the terms of such Indebtedness as in effect on the Issue Date,
(b) the Credit Facility as in effect as of the Issue Date, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in the Credit Facility as in effect on the Issue Date, (c) the Indenture and the Notes, (d) applicable law, (e) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases and other agreements entered into in the ordinary course of business, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (iii) above on the property so acquired, (h) Indebtedness of Restricted Subsidiaries, provided that such Indebtedness was permitted to be incurred pursuant to the Indenture, (i) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced, (j) any agreement for sale of a Restricted Subsidiary that restricts distributions or transfers of assets by that Restricted Subsidiary pending its sale, (k) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business and (l) secured Indebtedness otherwise permitted to be incurred pursuant to the provisions of the covenant described under the caption "-- Certain Covenants -- Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness.

  Merger, Consolidation or Sale of Assets

     The Indenture provides that the Company will not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States of America, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Registration Rights Agreement, the Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately before and after such transaction no Default or Event of Default shall have occurred; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; provided, however, if the sole purpose of such merger is the reincorporation of the Company into another State, such merger with or into the Wholly Owned Restricted Subsidiary shall be permitted, so long as the amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased thereby.

  Limitation on Guarantees of Indebtedness

     The Indenture provides that the Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee payment of any other Indebtedness of the Company unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be (i) in the case of Indebtedness that is subordinated to the Notes, senior to such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness, (ii) in the case of Indebtedness that is pari passu with the Notes, pari passu with such Restricted Subsidiary's Guarantee of or pledge to secure such other Indebtedness, and (iii) in the case of Indebtedness that is Senior Debt, subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the release of such Guarantee of any Senior Debt so long as no Rating Event has occurred and is continuing or upon any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. A "Rating Event" means the assigning of a rating on the Notes (a) from Moody's Investors Services, Inc., lower than "B2" or (b) from Standard & Poor's Rating Group lower than "B." Nothing in this covenant shall be construed to permit any Restricted Subsidiary of the Company to incur Indebtedness otherwise prohibited by the covenant described above under the caption
"-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock".

  Transactions with Affiliates

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of any such Person (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the Trustee (x) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of its Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of its Board of Directors and (y) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor; provided that none of the following shall be deemed to be Affiliate Transactions: (a) any employment agreement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, as the case may be; (b) transactions between or among the Company and/or its Restricted Subsidiaries; (c) Restricted Payments that are permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments"; and (d) fees, compensation and benefits paid to, and indemnity provided on behalf of, officers, directors or employees of the Company or any of its Restricted Subsidiaries, as determined by the Board of Directors of the Company or of any such Restricted Subsidiary, to the extent such fees, compensation and benefits are reasonable and customary.

  Sale and Leaseback Transactions

     The Indenture provides that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and
(ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales."

  Anti-Layering

     The Indenture provides that the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any indebtedness that is subordinate or junior in right of payment to any Indebtedness and senior in any respect in right of payment to the Notes.

  Business Activities

     The Indenture provides that the Company will not, and the Company will not permit any of its Restricted Subsidiaries to, directly or indirectly, engage in any line of business other than a Permitted Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

  Payments for Consent

     The Indenture provides that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any

Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

  Reports

     The Indenture provides that whether or not the Company is required by the rules and regulations of the SEC, so long as any Notes are outstanding and irrespective of whether the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective by the SEC, the Company will furnish to each of the Holders of Notes within the time periods specified in the SEC's rules and regulations, beginning with annual financial information for the year ended January 31, 1998, (i) all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such financial information, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and any consolidated Subsidiaries and, with respect to the annual information only, reports thereon by the Company's independent public accountants (which shall be firm(s) of established national reputation) and (ii) all information that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the SEC, the Company shall file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC's rules and regulations (unless the SEC will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. For so long as any Notes remain outstanding, the Company shall furnish to the Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes (whether or not prohibited by the subordination provisions of the Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Notes (whether or not prohibited by the subordination provisions of the Indenture); (iii) failure by the Company to comply with the provisions described under the captions "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets,"
(iv) failure by the Company or any of its Subsidiaries for 30 days after notice from the Trustee or Holders of 25% of the principal amount of the Notes to comply with the provisions described under the captions "-- Repurchase at the Option of Holders -- Asset Sales," "-- Repurchase at the Option of
Holders -- Change of Control," "-- Certain Covenants -- Restricted Payments," or "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by the Company or any of its Subsidiaries for 60 days after notice from the Trustee or Holders of 25% of the principal amount of the Notes to comply with any of its other agreements in the Indenture or the Notes; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Subsidiaries (or the payment of which is guaranteed by the Company or any of its Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the Issue Date, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness at final maturity prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates without duplication $10.0 million or more; (vii) failure by the Company or any of its Significant Subsidiaries to pay final judgments aggregating in excess of $10.0 million (excluding amounts covered by insurance), which judgments are not paid, discharged or stayed for a period of 60 days; and
(viii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately; provided, however, that so long as Senior Debt or any commitment therefor is outstanding under the Credit Facility, any such notice shall not be effective until the earlier of (a) five Business Days after such notice is delivered to the representative for such Senior Debt or (b) the acceleration of the Senior Debt under the Credit Facility. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Notes will become due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the principal intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes. If an Event of Default occurs prior to March 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company with the intention of avoiding the prohibition on redemption of the Notes prior to March 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes.

     The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

     No director, officer, employee, incorporator, partner, member or stockholder of the Company or any Subsidiary of the Company, or of any member, partner or stockholder of any such entity, as such, shall have any liability for any obligations of the Company under the Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

     The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes ("Legal Defeasance") except for (i) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest and Liquidated Damages, if any, on such Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "-- Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest and Liquidated Damages on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the Issue Date, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder): (i) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than provisions relating to the covenants described above under the caption
"-- Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes, (vii) waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption "-- Repurchase at the Option of Holders"), or (viii) make any change in the foregoing amendment and waiver provisions. In addition, any amendment to the provisions of Article 10 of the Indenture (which relate to subordination) will require the consent of the Holders of at least 75% in aggregate principal amount of the Notes then outstanding if such amendment would adversely affect the rights of Holders of Notes. Without the consent of at least 75% in principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Notes), no waiver or amendment to the Indenture may make any change in the provisions described above under the captions "-- Change of Control" and "-- Asset Sales" that adversely affect the rights of any Holder of Notes.

     Notwithstanding the foregoing, without the consent of any Holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Notes in addition to or in place of certificated Notes, to provide for the assumption of the Company's obligations to Holders of Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the Indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person's own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to Furon Company, 29982 Ivy Glenn Drive, Laguna Niguel, California 92677, Attn: Chief Financial Officer.

BOOK-ENTRY, DELIVERY AND FORM

     The New Notes will be represented by one or more global notes in registered, global form without interest coupons (the "Global Note"). The Global
Note initially will be deposited upon issuance with the Trustee as custodian for the Depositary, in New York, New York, and registered in the name of the Depositary or its nominee, in each case for credit to an account of a direct or indirect participant as described below.

     Except as set forth below, the Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor of the Depositary or its nominee. Beneficial interests in the Global Notes may not be exchanged for Notes in certificated form except in the limited circumstances described below. See "-- Depositary Procedures -- Exchange of Book-Entry Notes for Certificated Notes."

     Transfer of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of the Depositary and its direct or indirect participants, which may change from time to time.

     The Notes may be presented for registration of transfer and exchange at the offices of the Registrar.

DEPOSITARY PROCEDURES

     The following description of the operations and procedures of the Depositary are provided solely as a matter of convenience. These operations and procedures are solely within the control of the Depositary and are subject to change from time to time. The Company takes no responsibility for these operations and procedures and urges investors to contact the Depositary directly to discuss these matters.

     The Depositary has advised the Company that the Depositary is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Participants or Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of the Depositary are recorded on the records of the Participants and Indirect Participants.

     The Depositary has also advised the Company that pursuant to procedures established by it, (i) upon deposit of the Global Notes, the Depositary will credit the accounts of Participants designated by the Initial Purchasers with portions of the principal amount of Global Notes and (ii) ownership of such interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to Participants) or by Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons may be limited to that extent. Because the Depositary can act only on behalf of Participants, which in turn act on behalf of Indirect Participants and certain banks, the ability of a person having a beneficial interest in a Global Note to pledge such interest to persons or entities that do not participate in the Depositary system, or otherwise take actions in respect of such interests, may be affected by the lack of physical certificate evidencing such interests. For certain other restrictions on the transferability of the Notes see, "-- Depositary
Procedures -- Exchange of Book-Entry Notes for Certificated Notes."

     EXCEPT AS DESCRIBED BELOW OWNERS OF INTERESTS IN THE GLOBAL NOTES WILL NOT HAVE NOTES REGISTERED IN THEIR NAMES, WILL NOT RECEIVE PHYSICAL DELIVERY OF NOTES IN CERTIFICATED FORM AND WILL NOT BE CONSIDERED THE REGISTERED OWNERS OR "HOLDERS" THEREOF UNDER THE INDENTURE FOR ANY PURPOSE.

     Payments in respect of the principal, premium and interest on a Global Note registered in the name of the Depositary or its nominee will be payable by the Trustee to the depositary or its nominee in its capacity as the registered Holder under the Indenture. Under the terms of the Indenture, the Company and the Trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for (i) any aspect of the Depositary's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the Global Notes or (ii) any other matter relating to the actions and practices of the Depositary or any of its Participants or Indirect Participants.

     The Depositary has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security such as the Global Notes as shown on the records of the Depositary. Payments by Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will not be the responsibility of the Depositary, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by the Depositary or its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from the Depositary or its nominee as the registered owner of the Notes for all purposes.

     Interests in the Global Note will trade in the Depositary's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of the Depositary and its Participants.

     Transfers between Participants in the Depositary will be effective in accordance with the Depositary's procedures, and will be settled in same-day funds.

     The Depositary has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account the Depositary interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given direction. However, if there is an Event of Default under the Notes, the Depositary reserves the right to exchange Global Notes for legended Notes in certificated form, and to distribute such Notes to its Participants.

     The information in this section concerning the Depositary and its book entry systems has been obtained from sources that the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

     Although the Depositary has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among Participants in the Depositary, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company nor the Trustee will have any responsibility for the performance by the Depositary or its respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

     A Global Note is exchangeable for definitive Notes in registered certificated form if (i) the Depositary (A) notifies the Company that it is unwilling or unable to continue as depositary for the Global Note and the Company thereupon fails to appoint a successor depositary or (B) has ceased to be a clearing agency registered under the Exchange Act or (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause issuance of the Notes in certificated form. In addition, beneficial interests in a Global Note may be exchanged for certificated Notes upon request but only upon at least 20 days prior written notice given to the Trustee by or on behalf of the Depositary in accordance with customary procedures. In all cases, certificated Notes delivered in exchange for any Global Note or beneficial interest therein will be registered in names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures).

  Same Day Settlement and Payment

     The Indenture requires that payments in respect of the Notes represented by the Global Note (including principal, premium and Liquidated Damages, if any, and interest) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. With respect to certificated Notes, the Company will make all payments of principal, premium, if any, and interest by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. The Company expects that secondary trading in the certificated Notes will also be settled in immediately available funds.

CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

     "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the covenants described above under the captions "-- Repurchase at the Option of Holders -- Change of Control" and "-- Certain Covenants -- Merger, Consolidation, or Sale of Assets" and not by the provisions of the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for Net Proceeds in excess of $3.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary of the Company or by a Wholly Owned Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, (ii) an issuance or sale of Equity Interests by a Wholly Owned

Restricted Subsidiary of the Company to the Company or to another Wholly Owned Restricted Subsidiary of the Company, and (iii) (A) a Permitted Investment or
(B) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments" will not be deemed to be Asset Sales.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments (after excluding amounts paid in respect of insurance, taxes, assessments, utilities, operating and labor and similar charges) during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Board of Directors" means the Board of Directors of the Company or any committee thereof duly authorized to act on behalf of such Board.

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participation, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership (whether general or limited) or membership interests and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of not more than one year from the date of acquisition, bankers' acceptances with maturities of not more than one year from the date of acquisition and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. ("Moody's") or one of the two highest ratings from Standard & Poor's Rating Group ("S&P") with maturities of not more than one year from the date of acquisition, (vi) readily marketable obligations issued or unconditionally and fully guaranteed by any state of the United States of America maturing within one year from the date of acquisition thereof, and at the time of acquisition, having one of the two highest ratings obtainable from Moody's and S&P, and (vii) money market funds at least 95% of the assets of which are comprised of assets specified in clauses (i) through (vi).

     "Change of Control" means the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer other than by a merger or consolidation (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company and its Restricted Subsidiaries, taken as a whole, to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group") together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the Indenture) unless immediately following such sale, lease, exchange or other transfer in compliance with the Indenture such assets are owned, directly or indirectly, by the Company or a Wholly Owned Restricted Subsidiary of the Company; (ii) the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the Indenture); (iii) the acquisition in one or more transactions by way of merger, consolidation or other business transaction or the purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) by any Person or Group, whether directly or indirectly, of at least 35% of the Company's then outstanding voting securities entitled to vote on a regular basis for the Board of Directors; or
(iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors.

     Clause (i) of the definition of "Change of Control" includes a sale, lease, exchange or other transfer of "all or substantially all" of the assets of the Company and its Subsidiaries, taken as a whole, to a Group. There is little case law interpreting the phrase "all or substantially all" in the context of an indenture. Because there is no precise established definition of this phrase, the ability of a holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, exchange or other transfer of all or substantially all of the Company's assets to a Person or a Group may be uncertain.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication, (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation and amortization (including amortization of goodwill, other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses or charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation and amortization were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period, in each case, on a consolidated basis and determined in accordance with GAAP.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries (for such period, on a consolidated basis, determined in accordance with GAAP); provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary,
(ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded, and
(v) the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

     "Continuing Director" means, as of any date of determination, any member of the Board of Directors who (i) was a member of the Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to the Board of Directors with the approval of a majority of the Continuing Directors who were members of the Board of Directors at the time of such nomination or election.

     "Credit Facility" means that certain First Amended and Restated Credit Agreement, dated as of March 27, 1997 and amended as of February 3, 1998, between Furon Company, the various lenders thereto, The Bank of New York, as swing line lender and administration agent, and BNY Capital Markets, Inc., as arranging agent, providing for up to $200.0 million of revolving credit borrowings, as such agreement may be amended, restated, modified, renewed, refunded, replaced or refinanced from time to time thereafter, including any notes, guaranties, security or pledge agreements, letters of credit and other documents or instruments executed pursuant thereto and any appendices, exhibits or schedules to any of the foregoing, as the same may be in effect from time to time, in each case, as such agreements may be amended, modified, supplemented, renewed, refunded, replaced, refinanced, extended or restated from time to time (whether with the original agents and lenders or other agents and lenders or otherwise, and whether provided under the original credit agreement or other credit agreements or otherwise), including any appendices, exhibits or schedules to any of the foregoing.

     "Credit Facilities" means, with respect to the Company, one or more debt facilities (including, without limitation, the Credit Facility) or commercial paper facility with banks or other institutional lenders providing for revolving credit loans, other borrowings (including term loans), receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice (or both) would be an Event of Default.

     "Designated Senior Debt" means (i) any Indebtedness outstanding under the Credit Facility and (ii) any other Senior Debt permitted hereunder the principal amount of which is $25.0 million or more and that has been designated by the Company as "Designated Senior Debt."

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any Capital Stock of such Person that is not Disqualified Stock.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means up to $17.0 million in aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Credit Facility and the Notes) in existence on the Issue Date, until such amounts are repaid.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, guarantees or redeems any Indebtedness (other than revolving credit borrowings under any Credit Facility) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense (net of interest income) of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such guarantee or Lien is called upon) and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of Preferred Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) and other than dividends paid or accrued for the benefit of the Company or a Restricted Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Foreign Subsidiary" shall mean a Restricted Subsidiary that is formed under the laws of a jurisdiction other than that of the United States of America or of a state or territory thereof.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the statements and pronouncements of the Financial Accounting Standards Board and such other statements by such other entities as have been approved by a significant segment of the accounting profession, which are applicable at the Issue Date.

     "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Guarantee" means any guarantee of the Notes to be executed by any Subsidiary of the Company pursuant to the covenant described above under the caption "-- Certain Covenants -- Limitation on Guarantees of Indebtedness."

     "Hedging Obligations" means, with respect to any Person, the net payment Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in commodity prices, interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense, customer advance, progress payment or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all Indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee by such Person of any Indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Independent Financial Advisor" means a reputable accounting, appraisal or investment banking firm that is, in the reasonable judgment of the Board of Directors, qualified to perform the task for which such firm has been engaged hereunder and disinterested and independent with respect to the Company and its Affiliates.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other Obligations), advances of assets or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a direct or indirect Restricted Subsidiary of the Company, the Company or such Restricted Subsidiary, as the case may be, shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." "Investments" shall exclude extensions of trade credit by the Company and the Restricted Subsidiaries on commercially reasonable terms in the ordinary course of business.

     "Issue Date" means the date on which the Initial Notes were first issued and delivered.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in any asset and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (ii) any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss), and (iii) any non-cash write-off or charge (excluding any such non-cash write-off or charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) directly related to the acquisition of a Person in a Permitted Business if such non-cash write-off or charge is made within three months of such acquisition.

     "Net Proceeds" means the aggregate cash proceeds or Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of all costs relating to such Asset Sale (including, without limitation, legal, accounting, investment banking and brokers fees, and sales and underwriting commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Senior Debt (other than Senior Debt under one or more of the Company's Credit Facilities) secured by a Lien on the assets that were the subject of such Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt and Preferred Stock" means Indebtedness or Preferred Stock (i) as to which neither the Company nor any of its Restricted Subsidiaries
(a) provides any guarantee or credit support of any kind (including any undertaking, guarantee, indemnity, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise) or (c) constitutes the lender; and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Notes being offered hereby) of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and
(iii) the incurrence of which will not result in any recourse against any of the assets or stock of the Company or its Restricted Subsidiaries.

     "Obligations" means any principal, premium, if any, interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or its Subsidiaries whether or not a claim for post-filing interest is allowed in such proceeding), penalties, fees, charges, expenses, indemnifications, reimbursement obligations, damages (including Liquidated Damages), guarantees and other liabilities or amounts payable under the documentation governing any Indebtedness or in respect thereof.

     "Officers' Certificate" means a certificate signed on behalf of the Company by either the principal executive officer or the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of the Indenture.

     "Permitted Business" means the lines of business conducted by the Company and its Subsidiaries on the date hereof and businesses reasonably related thereto and reasonable extensions thereof.

     "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Subsidiary of the Company in a Person engaged in a Permitted Business, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary; (d) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;
(f) Investments arising in connection with Hedging Obligations; (g) any Investment acquired by the Company or any of its Restricted Subsidiaries (x) in exchange for any other Investment or accounts receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or accounts receivable or (y) as a result of a foreclosure by the Company or any of its Restricted Subsidiaries with respect to any Investment or other transfer of title with respect to any Investment in default; (h) any Investment existing on the Issue Date; and (i) other Investments by the Company or any of its Restricted Subsidiaries in any Person having an aggregate fair market value, when taken together with all other Investments made pursuant to this clause (i) that are at the time outstanding, not to exceed $30.0 million at the time of such Investment (with the fair market value being measured at the time made and without giving effect to subsequent changes in value).

     "Permitted Junior Securities" means Equity Interests in the Company or debt securities that are subordinated to all Senior Debt (and any debt securities issued in exchange for Senior Debt) to substantially the same extent as, or to a greater extent than, the Notes are subordinated to Senior Debt pursuant to the Indenture.

     "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries or any Disqualified Stock of the Company issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu with the Notes, such Permitted Refinancing Indebtedness is pari passu with or subordinated in right of payment to the Notes or is Disqualified Stock;

(iv) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded or is Disqualified Stock; and (v) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded, or such Disqualified Stock is issued by the Company, as applicable.

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such person over the holder of the other Capital Stock issued by such Person.

     "Public Equity Offering" means any underwritten primary public offering of the Voting Stock of the Company pursuant to an effective registration statement (other than a registration statement on Form S-4, Form S-8, or any successor or similar form) under the Securities Act.

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referenced Person that is not an Unrestricted Subsidiary; provided that, on the date of the Indenture, all Subsidiaries of the Company shall be Restricted Subsidiaries.

     "SEC" means the Securities and Exchange Commission.

     "Senior Debt" means (i) all Indebtedness outstanding under Credit Facilities and all Hedging Obligations with respect thereto, (ii) any other Indebtedness permitted to be incurred by the Company under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes and (iii) all Obligations of the Company with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company to any of its Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the Indenture, provided that Indebtedness under the Credit Facility will not cease to be Senior Debt if borrowed based upon a written certification (which can be included in a borrowing request) from a purported officer of the Company or the Director, Treasury to the effect that such Indebtedness was permitted by the Indenture to be incurred.

     "Significant Subsidiary" means any Subsidiary of the Company that is a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act (as such regulation is in effect on the date hereof).

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subordinated Obligations" means any Indebtedness of the Company which is expressly subordinated or junior in right of payment to the Notes.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or an entity described in clause (i) and related to such

Person or (b) the only general partners of which are such Person or of one or more entities described in clause (i) and related to such Person (or any combination thereof) and (iii) any limited liability company, the sole managing member or the majority of the managing members of which are Persons described in clause (i) or (ii).

     "Tangible Net Assets" means, for any period, the amount which would be set forth under the caption "Total Assets" (or any like caption) on a consolidated balance sheet of the Company and its Restricted Subsidiaries, less all Intangible Assets, all determined on a consolidated basis and (except as otherwise specifically provided below) in accordance with GAAP. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such consolidated equity of the common shareholders) of (i) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to November 1, 1997 in the book value of any asset owned by the Company and its Restricted Subsidiaries, (ii) all investments in unconsolidated Subsidiaries of the Company and in Persons which are not Restricted Subsidiaries of the Company, and (iii) all unamortized debt discount and expense, unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, organization and developmental expenses and other intangible items of the Company and its Restricted Subsidiaries, all of the foregoing as determined in accordance with GAAP.

     "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt and Preferred Stock; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests; provided, that an obligation to purchase an Equity Interest of an Unrestricted Subsidiary shall not be deemed to be such an obligation to subscribe to additional Equity Interests if the Company's obligation provides that it is subject, at the time the obligation is to be enforced, to the Company's ability to make such purchase and, after such purchase, no Default or Event of Default would be in existence or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "-- Certain Covenants -- Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," the Company shall be in default of such covenant).

     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" means (i) a Restricted Subsidiary of the Company, 100% of the outstanding Capital Stock and other Equity Interests of which (other than Capital Stock constituting directors' qualifying shares or interests held by directors or shares or interests required to be held by foreign nationals, in each case to the extent mandated by applicable law) is directly or indirectly owned by the Company or by one or more Wholly Owned Restricted Subsidiaries of the Company.

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of New Notes received in exchange for Initial Notes where such Initial Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that for a period not less than one year after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer that requests such document in the Letter of Transmittal for use in connection with any such
resale. In addition, until           , 1998 all dealers effecting transactions
in New Notes may be required to deliver a prospectus.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers or any other persons. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of one year after the Expiration Date the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay all expenses incident to the Company's performance of, or compliance with, the Registration Rights Agreement (including the expenses of one counsel for the holders of the Initial Notes) and will indemnify the holders of Initial Notes (including any broker-dealers), and certain parties related to such holders, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes offered hereby will be passed upon for the Company by O'Melveny & Myers LLP, Newport Beach, California.

                                    EXPERTS

     The consolidated financial statements of Furon Company appearing in Furon Company's Annual Report (Form 10-K) for the year ended January 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

======================================================

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NOTES OFFERED HEREBY NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NOTES TO ANY PERSON IN ANY JURISDICTION IN WHICH IT WOULD BE UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR INCORPORATED BY REFERENCE HEREIN OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                ---------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
THE COMPANY...........................    1
THE NEW NOTES.........................    4
RISK FACTORS..........................    7
THE EXCHANGE OFFER....................   14
USE OF PROCEEDS.......................   23
CAPITALIZATION........................   23
SELECTED CONSOLIDATED FINANCIAL
  DATA................................   24
DESCRIPTION OF CERTAIN INDEBTEDNESS...   25
DESCRIPTION OF THE NOTES..............   26
PLAN OF DISTRIBUTION..................   52
LEGAL MATTERS.........................   52
EXPERTS...............................   52

======================================================
======================================================

                       OFFER TO EXCHANGE ALL OUTSTANDING
                        8 1/8% SENIOR SUBORDINATED NOTES
                           DUE 2008 FOR 8 1/8% SENIOR
                          SUBORDINATED NOTES DUE 2008

                                  $125,000,000

                                   FURON LOGO

                           8 1/8% SENIOR SUBORDINATED
                                 NOTES DUE 2008

                               -----------------

                                   PROSPECTUS

                               -----------------

                                  JUNE 1, 1998

======================================================

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Articles of Incorporation, as amended, contain a provision which eliminates the liability of directors for monetary damages to the fullest extent permissible under California law. The General Corporation Law of California (the "Law") (i) authorizes the elimination of the liability of directors for monetary damages in an action brought by a shareholder in the right of the Company (referred to herein as a "derivative action") or by the Company for breach of a director's duties to the Company and its shareholders and (ii) authorizes the Company to indemnify directors and officers for monetary damages for all acts or omissions committed by them in their respective capacities; provided, however, that liability is not limited nor may indemnification be provided for (a) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (b) for acts or omissions that a director or officer believes to be contrary to the best interests of the Company or its shareholders or that involve the absence of good faith on the part of a director or officer seeking indemnification, (c) for any transaction from which a director or officer derives an improper personal benefit, (d) for acts or omissions that show a reckless disregard for the director's or officer's duty to the Company or its shareholders in circumstances in which such person was aware, or should have been aware, in the ordinary course of performing his duties, of a risk of serious injury to the Company or its shareholders, (e) for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's or officer's duty to the Company or its shareholders, and (f) for liabilities arising under Section 310 (contracts in which a director has a material financial interest) and 316 (certain unlawful dividends, distributions, loans and guarantees) of the Law. In addition, the Company may not indemnify directors and officers in circumstances in which indemnification is expressly prohibited by Section 317 of the Law.

     The Amended and Restated Bylaws of the Company provide that indemnification for directors and officers must be provided to the fullest extent permitted under California law and the Company's Restated Articles of Incorporation. The Company has entered into indemnification agreements with its directors and officers which require that the Company indemnify such directors and officers in all cases to the fullest extent permitted by applicable provisions of the Law. The Company also maintains a directors' and officers' liability insurance policy insuring directors and officers of the Company.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS:

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 3        Restated Articles of Incorporation (Incorporated by
          reference to Exhibit 3 to the Registrant's Annual Report on
          Form 10-K filed on April 7, 1994, Commission File No.
          0-8088).
 3A       Certificate of Amendment of Restated Articles of
          Incorporation effective December 2, 1997. (Incorporated by reference to Exhibit 3A to the Registrant's 1998 Annual
          Report on Form 10-K filed on April 9, 1998).
 3.1      Amended and Restated Bylaws (Incorporated by reference to
          Exhibit 3.1 to the Registrant's Annual Report on Form 10-K
          filed on April 7, 1994 and Exhibit 3.2 to the Registrant's
          Quarterly Report on Form 10-Q filed on September 13, 1994,
          Commission File 0-8088).
 4.1      Rights Agreement as amended (Incorporated by reference to
          Exhibit 2.1 to the Registrant's Registration Statement on
          Form 8-A filed March 22, 1989, and Exhibit 4.1 to the
          Registrant's Annual Report on Form 10-K filed on April 28,
          1992, Commission File No. 0-8088).
 4.2      Indenture dated as of March 4, 1998 by and between Furon
          Company and The Bank of New York, as Trustee. (Incorporated
          by reference to Exhibit 4.2 to the Registrant's 1998 Annual
          Report on Form 10-K filed on April 9, 1998).
 5        Form of Opinion of O'Melveny & Myers LLP regarding the
          validity of the New Notes.

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.1*     1982 Stock Incentive Plan, as amended (Incorporated by
          reference to Exhibits 10.1 and 10.1A to the Registrant's
          Quarterly Reports on Form 10-Q filed on September 13, 1994 and September 2, 1997, respectively, Commission File No.
          0-8088).
10.2*     Employee Relocation Assistance Plan as amended (Incorporated by reference to Exhibit 10.2 to the Registrant's Annual
          Report on Form 10-K filed on March 21, 1990, Commission File
          No. 0-8088).
10.3*     Supplemental Executive Retirement Plan as presently in
          effect (Incorporated by reference to Exhibit 10.5 to the
          Registrant's Annual Report on Form 10-K filed on March 28,
          1991, Exhibit 10.4 to the Registrant's Annual Report on Form
          10-K filed on March 29, 1993, and Exhibits 10.4A and 10.3A to the Registrant's Quarterly Reports on Form 10-Q filed on
          September 13, 1994 and September 2, 1997, respectively,
          Commission File No. 0-8088).
10.4      Agreement and Plan of Merger, dated November 12, 1996, by
          and among the Registrant, FCY, Inc. and Medex, Inc.
          (Incorporated by reference to Exhibit 99.10 to the
          Registrant's Schedule 14D-1 filed on November 15, 1996,
          Commission File No. 0-8088).
10.5*     Form of Indemnity Agreement with each of the directors and officers of the Registrant (Incorporated by reference to
          Exhibit C to the Registrant's definitive Proxy Statement
          filed May 2, 1988, Commission File No. 0-8088).
10.6*     Form of Change-in-Control Agreement between the Registrant and each of its executive officers (Incorporated by
          reference to Exhibit 10.6 to the Registrant's Quarterly
          Report on Form 10-Q filed on May 30, 1997, Commission File
          No. 0-8088).
10.7*     Deferred Compensation Plan as amended and restated effective
          February 1, 1998 (Incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10-K filed on
          March 29, 1993, Exhibit 10.7A to the Registrant's Quarterly
          Report on Form 10-Q filed on September 2, 1997, Commission
          File No. 0-8088 and Exhibit 10.7 to the Registrant's
          Quarterly Report on Form 10-Q filed on May 29, 1998).
10.8*     Economic Value Added (EVA) Incentive Compensation Plan, as
          amended and restated effective February 1, 1998
          (Incorporated by reference to Exhibit 10.8 to the
          Registrant's Annual Report on Form 10-K filed on April 7,
          1994, Exhibit 10.8A to the Registrant's Quarterly Report on
          Form 10-Q filed on September 2, 1997, Commission File No.
          0-8088 and Exhibit 10.8 to the Registrant's Quarterly Report
          on Form 10-Q filed on May 29, 1998).
10.9*     1995 Stock Incentive Plan as amended (Incorporated by
          reference to Exhibit A to the Registrant's definitive Proxy
          Statement filed May 1, 1995, Exhibit 10.12A to the
          Registrant's Annual Report on Form 10-K filed March 28, 1997 and Exhibit 10.12B to the Registrant's Quarterly Report on
          Form 10-Q filed September 2, 1997, Commission File No.
          0-8088).
10.10*    Promissory note and subordination agreement for Terrence A.
          Noonan relocation (Incorporated by reference to Exhibit
          10.10 to the Registrant's Annual Report on Form 10-K filed on April 7, 1994, Commission File No. 0-8088).
10.11     1993 Non-Employee Directors' Stock Compensation Plan as
          amended (Incorporated by reference to Exhibits 10.12, 10.12A and 10.11A to the Registrant's Quarterly Reports on Form
          10-Q filed on June 2, 1994, August 24, 1995 and September 2,
          1997, respectively, Commission File No. 0-8088).
10.12     First Amended and Restated Credit Agreement, dated as of
          March 27, 1997, by and among the Registrant, the Lenders
          party thereto, and co-agents, documentation agent, swing
          line lender and administrative agent, and arranging agent
          named therein (Incorporated by reference to Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q filed May 30,
          1997, Commission File No 0-8088).
10.13     Amendment No. 1, dated as of February 3, 1998, to Exhibit
          10.12. (Incorporated by reference to Exhibit 10.13 to the
          Registrant's 1998 Annual Report on Form 10-K filed on April
          9, 1998).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.14     Purchase Agreement, dated as of February 26, 1998, by and
          among Furon Company and Lehman Brothers Inc., Bear, Stearns
          & Co. Inc. and BNY Capital Markets, Inc. (Incorporated by
          reference to Exhibit 10.14 to the Registrant's 1998 Annual
          Report on Form 10-K filed on April 9, 1998).
10.15     Registration Rights Agreement, dated as of March 4, 1998, by and among Furon Company and Lehman Brothers Inc., Bear
          Stearns & Co. Inc. and BNY Capital Markets, Inc.
          (Incorporated by reference to Exhibit 10.15 to the
          Registrant's 1998 Annual Report on Form 10-K filed on April
          9, 1998).
12        Statement Regarding Computation of Earnings to Fixed
          Charges.
21        Subsidiaries of the Registrant.
23.1      Consent of Independent Auditors.
23.2      Consent of O'Melveny & Myers LLP (included in Exhibit 5).
24        Power of Attorney of Registrant (included on signature page to this Registration Statement).
25        Statement of Eligibility (Form T-1) under the Trust
          Indenture Act of The Bank of New York.
27        Financial Data Schedule (Incorporated by reference to
          Exhibit 27.1 of the Registrant's 1998 Annual Report on Form
          10-K filed on April 9, 1998 and Exhibit 27 of the
          Registrant's Quarterly Report on Form 10-Q filed on May 29,
          1998).
99.1      Form of Letter of Transmittal.
99.2      Form of Notice of Guaranteed Delivery.

---------------

* A management contract or compensatory plan or arrangement.

(b) FINANCIAL STATEMENT SCHEDULES:

     All schedules are omitted because they are not required, are not applicable, or the information is included in the Financial Statements or notes thereto.

ITEM 22. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding), is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Laguna Niguel, State of California on the 20th day of May, 1998.

                                          FURON COMPANY

                                          By: /s/ J. MICHAEL HAGAN
                                              ----------------------------------
                                              J. Michael Hagan
                                              Chairman of the Board and Chief
                                              Executive Officer

                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Furon Company, do hereby constitute and appoint J. Michael Hagan, Monty A. Houdeshell and Donald D. Bradley, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or any of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----

/s/ J. MICHAEL HAGAN                                   Chairman of the Board and          May 20, 1998
-----------------------------------------------------  Chief Executive Officer
J. Michael Hagan

/s/ TERRENCE A. NOONAN                                 President, Chief Operating         May 20, 1998
-----------------------------------------------------  Officer and Director
Terrence A. Noonan

/s/ MONTY A. HOUDESHELL                                Vice President, Chief              May 20, 1998
-----------------------------------------------------  Financial Officer and
Monty A. Houdeshell                                    Treasurer

/s/ DAVID L. MASCARIN                                  Controller                         May 20, 1998
-----------------------------------------------------
David L. Mascarin

/s/ H. DAVID BRIGHT                                    Director                         April 28, 1998
-----------------------------------------------------
H. David Bright

/s/ COCHRANE CHASE                                     Director                         April 22, 1998
-----------------------------------------------------
Cochrane Chase

                        NAME                                       TITLE                    DATE
                        ----                                       -----                    ----
/s/ PETER CHURM                                        Director                           May 20, 1998
-----------------------------------------------------
Peter Churm

/s/ WILLIAM D. CVENGROS                                Director                           May 20, 1998
-----------------------------------------------------
William D. Cvengros

/s/ BRUCE E. RANCK                                     Director                         April 22, 1998
-----------------------------------------------------
Bruce E. Ranck

/s/ WILLIAM C. SHEPHERD                                Director                            April, 1998
-----------------------------------------------------
William C. Shepherd

/s/ R. DAVID THRESHIE                                  Director                         April 22, 1998
-----------------------------------------------------
R. David Threshie

                                 EXHIBIT INDEX

REGULATION S-K                                                                 SEQUENTIAL
 ITEM NUMBER                             DESCRIPTION                           PAGE NUMBER
--------------                           -----------                           -----------
    3            Restated Articles of Incorporation (Incorporated by
                 reference to Exhibit 3 to the Registrant's Annual Report on
                 Form 10-K filed on April 7, 1994, Commission File No.
                 0-8088).
    3A           Certificate of Amendment of Restated Articles of
                 Incorporation effective December 2, 1997. (Incorporated by reference to Exhibit 3A to the Registrant's 1998 Annual
                 Report on Form 10-K filed on April 9, 1998).
    3.1          Amended and Restated Bylaws (Incorporated by reference to
                 Exhibit 3.1 to the Registrant's Annual Report on Form 10-K
                 filed on April 7, 1994 and Exhibit 3.2 to the Registrant's
                 Quarterly Report on Form 10-Q filed on September 13, 1994,
                 Commission File 0-8088).
    4.1          Rights Agreement as amended (Incorporated by reference to
                 Exhibit 2.1 to the Registrant's Registration Statement on
                 Form 8-A filed March 22, 1989, and Exhibit 4.1 to the
                 Registrant's Annual Report on Form 10-K filed on April 28,
                 1992, Commission File No. 0-8088).
    4.2          Indenture dated as of March 4, 1998 by and between Furon
                 Company and The Bank of New York, as Trustee. (Incorporated
                 by reference to Exhibit 4.2 to the Registrant's 1998 Annual
                 Report on Form 10-K filed on April 9, 1998).
    5            Form of Opinion of O'Melveny & Myers LLP regarding the
                 validity of the New Notes.
   10.1*         1982 Stock Incentive Plan, as amended (Incorporated by
                 reference to Exhibits 10.1 and 10.1A to the Registrant's
                 Quarterly Reports on Form 10-Q filed on September 13, 1994 and September 2, 1997, respectively, Commission File No.
                 0-8088).
   10.2*         Employee Relocation Assistance Plan as amended (Incorporated by reference to Exhibit 10.2 to the Registrant's Annual
                 Report on Form 10-K filed on March 21, 1990, Commission File
                 No. 0-8088).
   10.3*         Supplemental Executive Retirement Plan as presently in
                 effect (Incorporated by reference to Exhibit 10.5 to the
                 Registrant's Annual Report on Form 10-K filed on March 28,
                 1991, Exhibit 10.4 to the Registrant's Annual Report on Form
                 10-K filed on March 29, 1993, and Exhibits 10.4A and 10.3A to the Registrant's Quarterly Reports on Form 10-Q filed on
                 September 13, 1994 and September 2, 1997, respectively,
                 Commission File No. 0-8088).
   10.4          Agreement and Plan of Merger, dated November 12, 1996, by
                 and among the Registrant, FCY, Inc. and Medex, Inc.
                 (Incorporated by reference to Exhibit 99.10 to the
                 Registrant's Schedule 14D-1 filed on November 15, 1996,
                 Commission File No. 0-8088).
   10.5*         Form of Indemnity Agreement with each of the directors and officers of the Registrant (Incorporated by reference to
                 Exhibit C to the Registrant's definitive Proxy Statement
                 filed May 2, 1988, Commission File No. 0-8088).
   10.6*         Form of Change-in-Control Agreement between the Registrant and each of its executive officers (Incorporated by
                 reference to Exhibit 10.6 to the Registrant's Quarterly
                 Report on Form 10-Q filed on May 30, 1997, Commission File
                 No. 0-8088).

REGULATION S-K                                                                 SEQUENTIAL
 ITEM NUMBER                             DESCRIPTION                           PAGE NUMBER
--------------                           -----------                           -----------
   10.7*         Deferred Compensation Plan as amended and restated effective
                 February 1, 1998 (Incorporated by reference to Exhibit 10.7 to the Registrant's Annual Report on Form 10- K filed on
                 March 29, 1993, Exhibit 10.7A to the Registrant's Quarterly
                 Report on Form 10-Q filed on September 2, 1997, Commission
                 File No. 0-8088 and Exhibit 10.7 to the Registrant's
                 Quarterly Report on Form 10-Q filed on May 29, 1998).
   10.8*         Economic Value Added (EVA) Incentive Compensation Plan, as
                 amended and restated effective February 1, 1998
                 (Incorporated by reference to Exhibit 10.8 to the
                 Registrant's Annual Report on Form 10-K filed on April 7,
                 1994, Exhibit 10.8A to the Registrant's Quarterly Report on
                 Form 10-Q filed on September 2, 1997, Commission File No.
                 0-8088 and Exhibit 10.8 to the Registrant's Quarterly Report
                 on Form 10-Q filed on May 29, 1998).
   10.9*         1995 Stock Incentive Plan as amended (Incorporated by
                 reference to Exhibit A to the Registrant's definitive Proxy
                 Statement filed May 1, 1995, Exhibit 10.12A to the
                 Registrant's Annual Report on Form 10-K filed March 28, 1997 and Exhibit 10.12B to the Registrant's Quarterly Report on
                 Form 10-Q filed September 2, 1997, Commission File No.
                 0-8088).
   10.10*        Promissory note and subordination agreement for Terrence A.
                 Noonan relocation (Incorporated by reference to Exhibit
                 10.10 to the Registrant's Annual Report on Form 10-K filed on April 7, 1994, Commission File No. 0- 8088).
   10.11         1993 Non-Employee Directors' Stock Compensation Plan as
                 amended (Incorporated by reference to Exhibits 10.12, 10.12A and 10.11A to the Registrant's Quarterly Reports on Form
                 10-Q filed on June 2, 1994, August 24, 1995 and September 2,
                 1997, respectively, Commission File No. 0-8088).
   10.12         First Amended and Restated Credit Agreement, dated as of
                 March 27, 1997, by and among the Registrant, the Lenders
                 party thereto, and co-agents, documentation agent, swing
                 line lender and administrative agent, and arranging agent
                 named therein (Incorporated by reference to Exhibit 10.13 to the Registrant's Quarterly Report on Form 10-Q filed May 30,
                 1997, Commission File No 0-8088).
   10.13         Amendment No. 1, dated as of February 3, 1998, to Exhibit
                 10.12. (Incorporated by reference to Exhibit 10.13 to the
                 Registrant's 1998 Annual Report on Form 10-K filed on April
                 9, 1998).
   10.14         Purchase Agreement, dated as of February 26, 1998, by and
                 among Furon Company and Lehman Brothers Inc., Bear, Stearns
                 & Co. Inc. and BNY Capital Markets, Inc. (Incorporated by
                 reference to Exhibit 10.14 to the Registrant's 1998 Annual
                 Report on Form 10-K filed on April 9, 1998).
   10.15         Registration Rights Agreement, dated as of March 4, 1998, by and among Furon Company and Lehman Brothers Inc., Bear
                 Stearns & Co. Inc. and BNY Capital Markets, Inc.
                 (Incorporated by reference to Exhibit 10.15 to the
                 Registrant's 1998 Annual Report on Form 10-K filed on April
                 9, 1998).
   12            Statement Regarding Computation of Earnings to Fixed
                 Charges.
   21            Subsidiaries of the Registrant.
   23.1          Consent of Independent Auditors.
   23.2          Consent of O'Melveny & Myers LLP (included in Exhibit 5).
   24            Power of Attorney of Registrant (included on signature page to this Registration Statement).

REGULATION S-K                                                                 SEQUENTIAL
 ITEM NUMBER                             DESCRIPTION                           PAGE NUMBER
--------------                           -----------                           -----------
   25            Statement of Eligibility (Form T-1) under the Trust
                 Indenture Act of The Bank of New York.
   27            Financial Data Schedule (incorporated by reference to
                 Exhibit 27.1 of the Registrant's 1998 Annual Report on Form
                 10-K filed on April 9, 1998 and Exhibit 27 of the
                 Registrant's Quarterly Report on Form 10-Q filed on May 29,
                 1998).
   99.1          Form of Letter of Transmittal.
   99.2          Form of Notice of Guaranteed Delivery.

---------------
* A management contract or compensatory plan or arrangement.